Exhibit 4-m

Nordson Corporation
Nordson Holdings S.à r.l. & Co. KG

SECOND AMENDED AND RESTATED NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

FOR

$200,000,000 (or the Dollar Equivalent in other Available Currencies)

PRIVATE SHELF FACILITY

Dated as of October 29, 2020

1		AUTHORIZATION OF ISSUE OF SHELF NOTES	1
	1A.	Amendment and Restatement	1
	1B.	Authorization	1
	1C.	Interest Rate on Floating Rate Notes	2
	1D.	Additional Interest	2
2		UNCOMMITTED NOTE FACILITY	3
	2A.	Reserved	3
	2B.	Facility	3
	2C.	Issuance Period	3
	2D.	Request for Purchase	3
	2E.	Rate Quotes	4
	2F.	Acceptance	4
	2G.	Market Disruption	5
	2H.	Facility Closings	5
	2I.	Fees	6
3		CONDITIONS OF CLOSING	8
	3A.	Certain Documents	8
	3B.	Opinion of NYLIM’s Special Counsel	10
	3C.	Opinion of Company’s Counsel	10
	3D.	Opinion of Nordson Holding’s Counsel	10
	3E.	Representations and Warranties; No Default; Satisfaction of Conditions	10
	3F.	Purchase Permitted by Applicable Laws	11
	3G.	Compliance Certificates	11
	3H.	Payment of Fees	11
	3I.	Fees and Expenses	11
	3J.	Proceedings	11
	3K.	Funding Instructions	11
	3L.	Notice of Floating Interest Rate	12
4		PREPAYMENTS	12
	4A.	Scheduled Required Prepayments of Shelf Notes	12
	4B.	Optional Prepayment	12
	4C.	Notice of Optional Prepayment	12
	4D.	Application of Prepayments	12
	4E.	No Acquisition of Notes	13
	4F.	Swap Breakage	13
5		AFFIRMATIVE COVENANTS	14
	5A.	Money Obligations	14
	5B.	Financial Statements	14
	5C.	Information Required by Rule 144A	15
	5D.	Financial Records	15

	5E.	Franchises	15
	5F.	ERISA Compliance	15
	5G.	Notice	15
	5H.	Pari Passu Ranking	15
	5I.	Ownership of Nordson Holdings	16

6		NEGATIVE COVENANTS	16
	6A.	Financial Covenants	16
	6B.	Indebtedness	16
	6C.	Liens	16
	6D.	Merger and Sale of Assets	17
	6E.	Affiliate Transactions	18
	6F.	Guaranties of Payment; Guaranty Under Material Indebtedness
	Agreement		19
	6G.	Terrorism Sanctions Regulations	19
7		EVENTS OF DEFAULT	19
	7A.	Acceleration	19
	7B.	Rescission of Acceleration	22
	7C.	Notice of Acceleration or Rescission	22
	7D.	Other Remedies	22
8		REPRESENTATIONS, COVENANTS AND WARRANTIES	22
	8A(1).	Organization; Subsidiary Preferred Equity	23
	8A(2).	Power and Authority	23
	8B.	Financial Statements	23
	8C.	Actions Pending	24
	8D.	Outstanding Indebtedness	24
	8E.	Taxes	24
	8F.	Conflicting Agreements and Other Matters	24
	8F.	Offering of Notes	25
	8H.	Use of Proceeds	25
	8I.	ERISA	25
	8J.	Governmental Consent	26
	8K.	Regulatory Status	26
	8L.	Rule 144A	26
	8M.	Absence of Financing Statements, etc	26
	8N.	Foreign Assets Control Regulations, Etc	26
	8O.	Disclosure	27
	8P.	Hostile Tender Offers	27
9		REPRESENTATIONS OF EACH PURCHASER	27
	9A.	Nature of Purchase	27
	9B.	Source of Funds	27

10		DEFINITIONS; ACCOUNTING MATTERS	29
	10A.	YieldMaintenance Terms	29
	10B.	Other Terms	34
	10C.	Accounting Terms	50
11		MISCELLANEOUS	51
	11A.	Note Payments	51
	11B.	Expenses	52
	11C.	Consent to Amendments	53
	11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes	53
	11E.	Persons Deemed Owners; Participations	54
	11F.	Survival of Representations and Warranties; Entire Agreement	54
	11G.	Successors and Assigns	55
	11H.	Independence of Covenants	55
	11I.	Notices	55
	11J.	Payments Due on Non-Business Days	55
	11K.	Satisfaction Requirement	56
	11L.	GOVERNING LAW	56
	11M.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	57
	11N.	Severability	58
	11O.	Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence	58
	11P.	Counterparts; Facsimile or Electronic Signatures	58
	11Q.	Severalty of Obligations	58
	11R.	Independent Investigation	58
	11S.	Transaction References	58
	11T.	Directly or Indirectly	59
	11U.	Binding Agreement	59
	11V.	Obligation to Make Payment in the Applicable Currency	59
	11W.	Exchange Rate	59
	11X.	Tax Information; FATCA Information	60
EXHIBITS AND SCHEDULES
INFORMATION SCHEDULE
EXHIBIT A-1        --    FORM OF SHELF NOTE (FIXED RATE)
EXHIBIT A-2         --    FORM OF SHELF NOTE (FLOATING RATE)
EXHIBIT B          --    FORM OF DISBURSEMENT DIRECTION LETTER
EXHIBIT C          --    FORM OF REQUEST FOR PURCHASE
EXHIBIT D          --    FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT E-1          --    FORM OF OPINION OF COMPANY COUNSEL
EXHIBIT E-2        --    FORM OF OPINION OF NORDSON HOLDINGS COUNSEL
EXHIBIT F          --    FORM OF COMPLIANCE CERTIFICATE
EXHIBIT G        --    FORM OF PARENT GUARANTY
SCHEDULE 10A(II)    --    SWAP DESCRIPTION

NORDSON CORPORATION
NORDSON HOLDINGS S.à r.l. & CO. KG
28601 Clemens Road
Westlake, Ohio 44145
As of October 29, 2020

NYL Investors LLC
51 Madison Avenue
New York, New York 10010
Each NYLIM Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided

Ladies and Gentlemen:
The undersigned, Nordson Corporation, an Ohio corporation (herein called the “Company”), and Nordson Holdings S.à r.l. & Co. KG, a German corporation (herein called “Nordson Holdings” and together with the Company, the “Issuers”), hereby agree with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.
1.    AUTHORIZATION OF ISSUE OF SHELF NOTES.
1A.    Amendment and Restatement. The Company, NYLIM, and each NYLIM Affiliate that has become a holder thereunder are parties to that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 30, 2016 (as amended by that certain First Amendment to Note Purchase and Private Shelf Agreement, dated as of July 13, 2018 and as further amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Agreement”). Each of the parties hereto agrees that upon this Agreement becoming effective, the terms and provisions of the Existing Agreement shall be amended, restated and replaced in their entirety by the terms and provisions of this Agreement, and that in no event shall this Agreement or the amendment and restatement of the Existing Agreement constitute a novation or payment of indebtedness issued pursuant to the Existing Agreement.
1B.    Authorization. The Issuers, as applicable, will authorize the issue of their senior promissory notes (the “Shelf Notes”) in the aggregate principal amount not to exceed the Available Facility Amount, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2F. Each Shelf Note that is a Fixed Rate Note will be substantially in the form of Exhibit A-1 attached hereto and each Shelf Note that is a Floating Rate Note will be substantially in the form of Exhibit A-2 attached hereto. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include any and all Shelf Notes. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods (vi) the same date of issuance and (vii) the same issuer (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.
1C.    Interest Rate on Floating Rate Notes.
1C(1).    Floating Rate Notes shall bear interest (computed on the basis of a 360-day year and the actual number of days elapsed) on the unpaid principal thereof from the date of issuance at a floating rate equal to the Adjusted LIBOR Rate for the Floating Rate Interest Period in effect from time to time, payable in arrears on each Floating Rate Interest Payment Date and, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any LIBOR Breakage Amount and Prepayment Premium, at a rate equal to the Default Rate.
1(C)(2). The Adjusted LIBOR Rate shall be determined by the Company, and notice thereof shall be given to the holders of the applicable Floating Rate Notes, on the second Business Day preceding the first day of each Floating Rate Interest Period, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of the Adjusted LIBOR Rate for such Floating Rate Interest Period, the number of days in such Floating Rate Interest Period, the date on which interest for such Floating Rate Interest Period will be paid and the amount of interest to be paid to each holder of such Floating Rate Notes on such date. In the event that any holder does not concur with such determination by the Company, as evidenced by notice to the Company given by such holder within ten (10) Business Days after receipt by the holders of the notice delivered by the Company pursuant to the immediately preceding sentence, the determination of the Adjusted LIBOR Rate shall be made by Floating Rate Required Holders in accordance with the provisions of this Agreement, shall be conclusive and shall be binding absent manifest error.
1D. Additional Interest. If the Leverage Ratio at any time exceeds 3.75 to 1.00, as evidenced by a Compliance Certificate delivered pursuant to paragraph 5A(iii), the interest rate payable on the Notes shall be increased by 0.75% per annum (the “Incremental Interest”). Such Incremental Interest shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Compliance Certificate was delivered, and shall continue to accrue until the Company has provided a Compliance Certificate pursuant to paragraph 5A(iii) demonstrating that, as of the last day of the fiscal quarter in respect of which such Compliance Certificate is delivered, the Leverage Ratio is not more than 3.75 to 1.00. In the event such Compliance Certificate is delivered, the Incremental Interest shall cease to accrue on the last day of the fiscal quarter in respect of which such Compliance Certificate is delivered. The Incremental Interest will become due and payable to the holders of the Notes on the earlier of (a) the next interest payment date with respect to the Notes, or (b) the date the Notes shall have become due and payable as a result of their maturity or acceleration.
2.    UNCOMMITTED NOTE FACILITY.
2A.    [Reserved].
2B.    Facility. NYLIM is willing to consider, in its sole discretion and within limits which may be authorized for purchase by NYLIM Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of NYLIM to consider such purchase of Shelf Notes is herein called the “Facility”. The “Available Facility Amount” means, at any time, an amount equal to (i) $200,000,000, minus (ii) the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to such time, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, plus (iv) the aggregate principal amount of Notes purchased, sold and repaid or prepaid pursuant to this Agreement prior to such time. For purposes of the preceding sentence, all aggregate principal amounts of Notes and Accepted Notes shall be calculated in Dollars; with respect to any Shelf Notes denominated or Accepted Notes to be denominated in any Available Currency other than Dollars, the Dollar Equivalent of such Shelf Notes or Accepted Notes shall be used for such calculation. NOTWITHSTANDING THE WILLINGNESS OF NYLIM TO CONSIDER PURCHASES OF SHELF NOTES BY NYLIM AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER NYLIM NOR ANY NYLIM AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY NYLIM OR ANY NYLIM AFFILIATE.
2C.    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) October 29, 2023 (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after NYLIM shall have given to the Company, or the Company shall have given to NYLIM, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
2D.    Request for Purchase. Either Issuer may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to NYLIM by facsimile transmission or overnight delivery service, and shall (i) specify the currency (which shall be an Available Currency), the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 (or its equivalent in another Available Currency) and not be greater than the Available Facility Amount at the time such Request for Purchase is made (and, in the case of any Shelf Notes being requested as Floating Rate Notes, not greater than the Available Floating Rate Sublimit Amount at the time the Request for Purchase is made), (ii) specify whether the interest rate will be fixed or floating and, in the case of a floating interest rate, specify whether the length of the Floating Rate Interest Period is to be one, three or six months, (iii) specify the principal amounts, final maturities (which shall be no more than 12 years from the date of issuance), average life (which shall be no more than 10 years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iv) specify the use of proceeds of such Shelf Notes, (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vii) specify the issuer of such Shelf Notes, (viii) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default and (ix) be substantially in the form of Exhibit C attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by NYLIM.
2E.    Rate Quotes. Not later than five Business Days after an Issuer shall have given NYLIM a Request for Purchase pursuant to paragraph 2D, NYLIM may, but shall be under no obligation to, provide to the Company, by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as NYLIM may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase. Interest rates quoted for Fixed Rate Notes shall be quoted as a spread over U.S. Treasury Securities closest to the maturities specified in the Request for Purchase or an interpolated maturity. Interest rates quoted for Floating Rate Notes shall be quoted as a spread over LIBOR. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a NYLIM Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.
2F.    Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2E, the applicable Issuer may, subject to paragraph 2G, elect to accept such interest rate quotes as to not less than $10,000,000 (or its equivalent in another Available Currency) aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the applicable Issuer, notifying NYLIM by telephone or facsimile transmission within the Acceptance Window that such Issuer, elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the applicable Issuer notifies NYLIM of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which NYLIM does not receive an

Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2G and the other terms and conditions hereof, the applicable Issuer agrees to sell to a NYLIM Affiliate or Affiliates, and NYLIM agrees to cause the purchase by a NYLIM Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the applicable Issuer and each NYLIM Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”). If the applicable Issuer should fail to execute and return to NYLIM within three Business Days following such Issuer’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, NYLIM or any NYLIM Affiliate may at its election at any time prior to NYLIM’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the applicable Issuer in writing.
2G.    Market Disruption. Notwithstanding the provisions of paragraph 2F, if NYLIM shall have provided interest rate quotes pursuant to paragraph 2E and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to NYLIM in accordance with paragraph 2F: (i) in the case of any Fixed Rate Notes to be denominated in Dollars, the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, (ii) in the case of any Fixed Rate Notes to be denominated in a currency other than Dollars, the markets for the relevant government securities or the spot and forward currency market, the financial futures market or the interest rate swap market shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading or (iii) in the case of Floating Rate Notes, reasonable and adequate means do not exist for ascertaining LIBOR for the relevant Interest Period, or NYLIM reasonably determines (which determination shall be conclusive and binding absent demonstrable error) that LIBOR does not adequately and fairly reflect the cost to NYLIM for funding the Floating Rate Notes, then such interest rate quotes shall expire, and no purchase or sale of such Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the applicable Issuer thereafter notifies NYLIM of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and NYLIM shall promptly notify the applicable Issuer that the provisions of this paragraph 2G are applicable with respect to such Acceptance.
2H.    Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the applicable Issuer will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of NYLIM, 51 Madison Avenue, New York, NY 10010, Attention: Office of the General Counsel, or at such other place as NYLIM may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the applicable Issuer’s account specified in the Request for Purchase of such Notes. If the applicable Issuer fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2H, or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company, shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify NYLIM (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to NYLIM (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that the applicable Issuer will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2I(2) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, NYLIM (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless NYLIM shall have otherwise consented in writing.
2I.    Fees.
2I(1).    Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) in an amount equal to 0.05% of the aggregate principal amount of any Shelf Notes, as applicable, sold to such Purchaser by an Issuer on the Closing Day, which shall be the only fee payable by the Company in respect of the issuance of such Notes.
2I(2).    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed by the applicable Issuer for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:
(i) in the case of an Accepted Note denominated in Dollars,
(BEY – MMY) X DTS/360 X PA
where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by NYLIM and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by NYLIM each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made;
(ii)    the case of an Accepted Note denominated in a currency other than Dollars, the sum of (A) the product of (1) the amount by which the BEY of such Accepted Note exceeds the arithmetic average of the Overnight Investment Rates on each day from and including the original Closing Day for such Accepted Note, (2) the PA, and (3) a fraction the numerator of which is equal to the DTS, and the denominator of which is 360 and (B) the reasonable costs and expenses (if any) incurred by such Purchaser or its affiliates with respect to any interest rate, currency exchange or similar agreement entered into by the Purchaser or any such affiliate in connection with the delayed closing of such Accepted Notes. The portion of the Delayed Delivery Fee described in clause (ii)(A) above shall be paid in the currency in which the Accepted Notes are denominated.
In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2H.
2I(3).    Cancellation Fee. If an Issuer at any time notifies NYLIM in writing that the applicable Issuer is canceling the closing of the purchase and sale of any Accepted Note, or if NYLIM notifies the applicable Issuer in writing under the circumstances set forth in the last sentence of paragraph 2F or the penultimate sentence of paragraph 2H that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
        (i) in the case of an Accepted Note denominated in Dollars:
PI X PA
where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by the applicable page/screen of Bloomberg’s market data (“Bloomberg”)) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Bloomberg) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2I(2). The foregoing bid and ask prices shall be as reported by Bloomberg (or, if such data for any reason ceases to be available through Bloomberg, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100,000,000 and shall be rounded to the second decimal place.

        (ii) in the case of an Accepted Note denominated in a currency other than Dollars, the aggregate of all unwinding costs incurred by such Purchaser or its affiliates on positions executed by or on behalf of such Purchaser or such affiliates in connection with the proposed lending in such currency and setting the coupon in such currency (including replacement positions entered into for purposes of achieving short form hedge account treatment under FAS133), provided, however, that any gain realized upon the unwinding of any such positions shall be offset against any such unwinding costs. Such positions include (without limitation) currency and interest rate swaps, futures and forwards, government bond (including U.S. Treasury bond) hedges and currency exchange contracts, all of which may be subject to substantial price volatility. Such costs may also include (without limitation) losses incurred by such Purchaser or its affiliates as a result of fluctuations in exchange rates. All unwinding costs incurred by such Purchaser shall be reasonably determined by NYLIM or its affiliate in accordance with generally accepted financial practice.
In no case shall the Cancellation Fee be less than zero.
3.    CONDITIONS OF CLOSING. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of the following conditions:
3A.    Certain Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser dated the date of the applicable Closing Day unless otherwise indicated, and, on the applicable Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:
(i)    The Note(s) to be purchased by such Purchaser on such Closing Day in the form of Exhibit A-1 or Exhibit A-2, as applicable, hereto:
(ii)    a Guaranty Agreement in form and substance substantially similar to the form of guarantee, if any, given by any Subsidiary to the lenders under the Primary Credit Facility and otherwise completed in a manner reasonably satisfactory to such Purchaser (herein, together with any other Guarantee Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time, collectively called the “Guaranty Agreements” and individually called a “Guaranty Agreement”) made by each Subsidiary which is a Guarantor with respect to Indebtedness outstanding under the Primary Credit Facility, and which Subsidiary is not, as of such Closing Day, a party to a Guaranty Agreement, if any, and a Confirmation of Guaranty Agreement in form satisfactory to such Purchaser (herein, as the same may be amended, supplemented, restated or otherwise modified from time to time, collectively called the “Confirmations of Guaranty Agreement” and individually called a “Confirmation of Guaranty Agreement”) made by each other Person which is, as of such Closing Day, a Guarantor of Payment, if any;

(iii)    in the event that Nordson Holdings is issuing Notes on such Closing Date, the payment by Nordson Holdings of all amounts due on or in respect to the Notes to be issued on such Closing Date and the performance by Nordson Holdings of its obligations under this Agreement will be guaranteed by the Company (in such capacity, the “Parent Guarantor”) pursuant to the Parent Guaranty in substantially the form of the attached Exhibit G, as it may be amended or supplemented from time to time (the “Parent Guaranty”);
(iv)    a Secretary’s Certificate signed by the Secretary or Assistant Secretary and one other officer of the applicable Issuer, the Parent Guarantor, if any, each Guarantor of Payment, if any, certifying, among other things (a) as to the name, titles and true signatures of the officers of the Issuer, the Parent Guarantor or such Guarantor of Payment authorized to sign this Agreement, the Notes being delivered on such Closing Day, any Parent Guaranty, any Guaranty Agreements or Confirmations of Guaranty Agreement, as applicable, being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation document of the Issuer, the Parent Guarantor, if any, or such Guarantor of Payment, as applicable, certified by the Secretary of State of the state of organization (or equivalent certifying organization for Nordson Holdings) of the Issuer, Parent Guarantor or such Guarantor of Payment, as applicable, as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of the Issuer, Parent Guarantor, if applicable, or such Guarantor of Payment, as applicable, which were duly adopted and are in effect as of such Closing Day and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Issuer, Parent Guarantor or such Guarantor of Payment, as applicable, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this Agreement, the Notes being delivered on such Closing Day, any Parent Guaranty, any Guaranty Agreements or Confirmations of Guaranty Agreement being delivered on such Closing Day, as applicable, and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of the Issuer, Parent Guarantor or such Guarantor of Payment or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that this Agreement, the Notes being delivered on such Closing Day, any Parent Guaranty, any Guaranty Agreements or Confirmations of Guaranty Agreement, as applicable, and the other documents executed and delivered to such Purchaser by the Issuer, the Parent Guarantor or such Guarantor of Payment are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any Subsidiary have been commenced or are contemplated; provided, however, that if none of the matters certified to in the certificate delivered by the Issuer, the Parent Guarantor, or any Guarantor of Payment under this clause (iii) on any prior Closing Day have changed and the resolutions referred to in sub-clause (d) of this clause (iii) authorize the execution and delivery of the Notes, the Parent Guaranty, any Guaranty Agreement and any Confirmation of Guaranty Agreement, as applicable, being delivered on such subsequent Closing Day, then the Issuer, the Parent Guarantor or such Guarantor of Payment may, in lieu of the certificate described above, deliver a Secretary’s Certificate signed by its Secretary or Assistant Secretary certifying that there have been no changes to the matters certified to in the certificate delivered by the Issuer, the Parent Guarantor or such Guarantor of Payment delivered on such prior Closing Day under this clause (iii);
(iv)    a certificate of corporate or other type of entity and tax good standing for from the Secretary of State of the state of organization (or equivalent certifying organization) for the applicable Issuer;
(v)    such other certificates, documents and agreements as such Purchaser may reasonably request.
3B.    Opinion of NYLIM’s Special Counsel. Such Purchaser shall have received from Foley & Lardner LLP, or such other counsel who is acting as special counsel for such Purchaser in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.
3C.    Opinion of Company’s Counsel. Such Purchaser shall have received from Taft Stettinius & Hollister LLP, special U.S. counsel for the Company (or such other counsel designated by the Company and acceptable to such Purchaser), a favorable opinion satisfactory to such Purchaser, dated such Closing Day, and substantially in the form of Exhibit E-1 attached hereto and as to such other matters as such Purchaser may reasonably request. The Company, by its execution hereof, hereby requests and authorizes such special counsel to render such opinions and to allow such Purchaser to rely on such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such request and authorization, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.
3D.    Opinion of Nordson Holding’s Counsel. In the event that Nordson Holdings is issuing Notes on such Closing Date, such Purchaser shall have received from PwC Rechtsanwalt Steuerberater, special German counsel for Nordson Holdings (or such other counsel designated by Nordson Holdings and acceptable to such Purchaser), a favorable opinion satisfactory to such Purchaser, dated such Closing Day, and substantially in the form of Exhibit E-2 attached hereto and as to such other matters as such Purchaser may reasonably request. Nordson Holdings, by its execution hereof, hereby requests and authorizes such special counsel to render such opinions and to allow such Purchaser to rely on such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such request and authorization, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.
3E.    Representations and Warranties; No Default; Satisfaction of Conditions. The representations and warranties contained in paragraph 8 shall be true on and as of such Closing

Day, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; the Company shall have performed all agreements and satisfied all conditions required under this Agreement to be performed or satisfied on or before such Closing Day; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to each such effect; provided that, in the event that any Notes shall be issued by Nordson Holdings in connection with such Closing, Nordson Holdings shall also deliver an Officer’s Certificate, dated such Closing Day, to each such effect.
3F.    Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the applicable Issuer) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement and the Notes to be issued on such Closing Day or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser.
3G.    Compliance Certificates. The Company shall have delivered to such Purchaser such certificates, in form and substance satisfactory to such Purchaser, demonstrating that the issuance of the Notes on such Closing Day is in compliance with the provisions of the Primary Credit Facility and any other Material Indebtedness Agreement as such Purchaser shall request, showing computations in reasonable detail.
3H.    Payment of Fees. The Company shall have paid to such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to paragraph 2I(1) and any Delayed Delivery Fee due pursuant to paragraph 2I(2).
3I.    Fees and Expenses. Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of any special counsel to the Purchasers in connection with this Agreement or the transactions contemplated hereby to the extent reflected in a statement of such counsel rendered to the Company at least one (1) Business Day prior to such Closing Day.
3J.    Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
3K.    Funding Instructions. At least three Business Days prior to any Closing Day, each Purchaser shall have received written instructions in substantially the form of Exhibit B attached hereto, signed by a Responsible Officer on letterhead of the applicable Issuer confirming (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
3L.    Notice of Floating Interest Rate. Two Business Days prior to the Closing Day for any Floating Rate Notes, the Purchaser of such Floating Rate Notes shall have received written notice from the Company of LIBOR and the Adjusted LIBOR Rate for the Floating Rate Interest Period commencing on the applicable Closing Day, together with reasonably detailed calculations with respect to such Floating Rate Interest Period, all as set forth in paragraph 1C.
4.    PREPAYMENTS. Any Shelf Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraph 4(A), if any, the optional prepayments permitted by paragraph 4B, and upon acceleration pursuant to paragraph 7A.
4A.    Scheduled Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.
4B.    Optional Prepayment. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $1,000,000 and in a minimum amount of $5,000,000 on any one occurrence), at the option of the applicable Issuer, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date, plus (i) the Yield-Maintenance Amount, if any, and the Swap Breakage Amount, if any, with respect to each Fixed Rate Note or (ii) the LIBOR Breakage Amount and Prepayment Premium, if any, with respect to each Floating Rate Note. Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) as selected by the applicable Issuer.
4C.    Notice of Optional Prepayment. The applicable Issuer shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes of such Series, and the Notes of such Series held by such holder, to be prepaid on such date, and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, LIBOR Breakage Amount, Swap Breakage Amount and Prepayment Premium, if any, with respect thereto, shall become due and payable on such prepayment date. The applicable Issuer shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the applicable Issuer.
4D.    Application of Prepayments. In the case of each prepayment of less than the entire outstanding principal amount of all Notes of any Series pursuant to paragraphs 4A or 4B, the principal amount so prepaid shall be allocated pro rata to all Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.
4E.    No Acquisition of Notes. The Issuers shall not, and shall not permit any of their Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the applicable Issuer or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by an Issue or any of their Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.
4F.    Swap Breakage. If any Swapped Note is prepaid or purchased pursuant to paragraph 4B, 4E or 6D or has become or is declared to be immediately due and payable pursuant to paragraph 7A (each a “Swap Unwind Event”), then upon any such Swap Unwind Event (A) any resulting Swap Breakage Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the applicable Issuer in Dollars no later than five Business Days after the date such holder has delivered the Swap Breakage Amount Notice with respect to such Swap Unwind Event and (B) any resulting Swap Breakage Gain in connection therewith shall be forwarded to the applicable Issuer by the holder of such Swapped Note in Dollars no later than five Business Days after the date such holder shall have received payment in full of the principal, interest and Yield-Maintenance Amount (if any) due hereunder with respect to such Swap Unwind Event, in each case unless alternative arrangements are otherwise agreed between the applicable Issuer and the holder of a Swapped Note. Each holder of a Swapped Note shall be responsible for calculating its own Swap Breakage Amount in Dollars in connection with any Swap Unwind Event, and such calculations shall (unless alternative arrangements are otherwise agreed between the applicable Issuer and the holder of a Swapped Note) promptly, but no longer than two Business Days following such Swap Unwind Event, be reported to the applicable Issuer in writing and in reasonable detail (the “Swap Breakage Amount Notice”) and shall be binding on the applicable Issuer absent demonstrable error.
5.    AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, each Issuer covenants as follows:
5A.    Money Obligations.    Each Issuer covenants that it will, and shall cause each of its Subsidiaries to, pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject and the failure to pay would have a Material Adverse Effect; and (b) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue and the failure to pay (i) would constitute a Default or Event of Default hereunder or (ii) have a Material Adverse Effect.
5B.    Financial Statements. The Company covenants that it will deliver to each Significant Holder in duplicate:
(i)    within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of the Company, balance sheets of the Company as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to the Required Holders and certified by a Financial Officer of the Company; provided that delivery of the Company’s quarterly report for any fiscal quarter of the Company on Form 10-Q as filed with the SEC shall satisfy the requirements of this subpart (i);
(ii)    within ninety (90) days after the end of each fiscal year of the Company, (a) an annual audit report of the Company for that year prepared on a Consolidated and consolidating (but only as to the Company and its Subsidiaries) basis, in accordance with GAAP, and in form and detail satisfactory to the Required Holders and certified by an independent public accountant satisfactory to the Required Holders, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of the Company’s annual report for any fiscal year of the Company on Form 10-K as filed with the SEC shall satisfy the requirements of this subpart (ii)(a), and (b) a certificate by such accountant setting forth the Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;
(iii)    concurrently with the delivery of the financial statements in (i) and (ii) above, a Compliance Certificate; and
(iv)    as soon as available, copies of all notices, reports, definitive proxy statements and other documents that are publicly available and sent by the Company to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by the Company (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of the Company’s securities.
Documents required to be delivered pursuant to Section 5B.(i) or (ii) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address: or (ii) on which such documents are posted on the Company’s behalf on an Internet website, if any, to which each holder has access (whether a commercial, third-party website or whether sponsored by the NYLIM); provided that: (i) the Company shall deliver paper copies of such documents to NYLIM or any holder that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by NYLIM or such holder and (ii) the Company shall notify NYLIM and each holder (by telecopier or electronic mail) of the posting of any such documents and provide to NYLIM by electronic mail electronic versions (i.e. soft copies) of such documents.
5C.    Information Required by Rule 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5C, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.
5D.    Financial Records. The Company covenants that it will at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP.
5E.    Franchises. Each Issuer will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to paragraph 6D hereof; provided that an Issuer shall not be required to preserve or maintain such rights or franchises where the failure to do so will not have a Material Adverse Effect.
5F.    ERISA Compliance. None of the Company or its Subsidiaries shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. The Company shall promptly notify each Significant Holder of any material taxes assessed, proposed to be assessed or that the Company has reason to believe may be assessed against the Company or any of its Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan. As used in this paragraph “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of the Consolidated Total Assets of the Company.
5G.    Notice. The Company covenants that it will promptly notify NYLIM and each Significant Holder whenever, to the knowledge of a Financial Officer (a) any Default or Event of Default is likely to occur hereunder, or (b) any default, or event with which the passage of time or the giving of notice, or both, would cause a default, shall have occurred under any Material Indebtedness Agreement.
5H.    Pari Passu Ranking. The Issuers covenant that its obligations under this Agreement, the Parent Guaranty and the Notes shall, and that it will, and will cause each Subsidiary to, take all necessary action to ensure that the obligations of the Issuers under this

Agreement, the Parent Guaranty and the Notes shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of the Company and its Subsidiaries
5I.    Ownership of Nordson Holdings. The Issuers covenant that the Company shall at all times directly or indirectly own 100% of the securities or other ownership interests of Nordson Holdings.
6.    NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Issuers covenant as follows:
6A.    Financial Covenants.
6A(1).    Leverage Ratio. The Company covenants that it shall not suffer or permit for the most recently completed four (4) fiscal quarters of the Company, the Leverage Ratio to exceed 3.75 to 1.00; provided that, upon notice by the Company to the holders of Notes, as of the last day of the fiscal quarter in which a Qualified Acquisition is consummated and the last day of each of the four consecutive fiscal quarters ending immediately after such initial fiscal quarter in which such Qualified Acquisition was consummated (which, collectively shall be deemed to be one occasion), such ratio may be greater than 3.75 to 1.00, but in no event greater than 4.00 to 1.00. If the Leverage Ratio exceeds 3.75 to 1.00 as permitted pursuant to the proviso in the foregoing sentence, the applicable Issuer shall pay the Incremental Interest provided for in paragraph 1D; provided, however, that the Company shall not permit the Leverage Ratio to be greater than 3.75 to 1.00 on more than three separate occasions during the term of this Agreement and the Notes.
6A(2).    Interest Coverage Ratio. The Company covenants that it shall not suffer or permit for the most recently completed four (4) fiscal quarters of the Company, the Interest Coverage Ratio to be less than 2.50 to 1.00.
6B.    Indebtedness. The Company covenants that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding any Priority Indebtedness in an amount in excess of twenty percent (20%) of Consolidated Total Assets.
6C.    Liens. The Company covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this paragraph 6C shall not apply to the following:
(i)    Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(ii)    other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (b) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(iii)    easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Issuer or any of its Subsidiaries;
(iv)    Liens securing the Notes;
(v)    Liens on fixed assets securing the loans or capital leases provided that such Lien only attaches to the property being acquired or leased;
(vi)    Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility; and
(vii)    any other Liens, to the extent not otherwise permitted pursuant to subparts (i) through (vi) hereof, so long as the aggregate amount of Priority Indebtedness does not exceed at any time, for the Issuers and all Subsidiaries, an amount equal to the Priority Debt Percentage of Consolidated Total Assets; provided, however, that no Liens that secure any obligations of any Issuer under the Primary Credit Facility, the 2012 Note Purchase Agreement, the Nordson Holdings S.à r.l. Term Loan Agreement, the 2019 Term Loan Agreement, the 2018 Note Purchase Agreement or the 2015 Note Purchase Agreement shall be permitted under this clause (vii) unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such obligations pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.
6D.    Merger and Sale of Assets. Each Issuer covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer, divide or otherwise dispose of any assets (including by means of statutory division) to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:
(i)    any Subsidiary (other than the Receivables Subsidiary) may merge with (a) the Company (provided that the Company shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary);
(ii)    the Company may sell, lease, transfer or otherwise dispose of any of its assets to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to (a) the Company, or (b) any Subsidiary (other than the Receivables Subsidiary);
(iii)    in addition to any sale, lease, transfer or other disposition permitted pursuant to subparts (i) and (ii) above, the Company and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility;
(iv)    any merger or consolidation that constitutes an Acquisition consummated by the Company or any Subsidiary (other than the Receivables Subsidiary); provided that (i) if such Acquisition is a merger or consolidation with the Company, the Company shall be the surviving entity and if such Acquisition is a merger or consolidation with a Subsidiary, then the surviving entity shall be a Subsidiary on the consummation thereof; (ii) the Board of Directors (or equivalent governing body) of the Person acquired shall have approved such Acquisition; and (iii) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist; and
    (a)    in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a) through (d) above, the Company or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Person so long as the aggregate amount of all such assets sold, leased, transferred, divided or otherwise disposed of by the Company and all of its Subsidiaries does not exceed an amount equal to eleven percent (11%) of Consolidated Total Assets during any two consecutive fiscal years of the Company.
Notwithstanding the foregoing provisions of this paragraph 6D, the Company may, or may permit any Subsidiary to, sell, lease, transfer or otherwise dispose of its assets and the assets subject to such sale, lease, transfer or disposition shall not be subject to or included in any of the foregoing limitations of the preceding sentence if the net proceeds from such sale, lease, transfer or disposition are, within 365 days of such sale, lease, transfer or disposition, are reinvested in productive assets of the Company or any Subsidiary or applied to the prepayment of the Notes or any other outstanding Indebtedness of the Issuers or any Subsidiary owed to a non-Affiliate ranking pari passu with or senior to the Notes. For purposes of the foregoing sentence, the Issuers shall offer to prepay (not less than 30 or more than 60 days following such offer) the Notes on a pro rata basis at a price of 100% of the principal amount of the Notes to be prepaid (without any Yield-Maintenance Amount, LIBOR Breakage Amount and Prepayment Premium) together with interest accrued to the date of prepayment and the Swap Breakage Amount, if any; provided that if any holder of the Notes declines such offer, the proceeds that would have been paid to such holder shall be offered pro rata to the other holders of the Notes that have accepted the offer. A failure by a holder of Notes to respond in writing not later than 10 Business Days prior to the proposed prepayment date to an offer to prepay made pursuant to this paragraph 6D shall be deemed to constitute a rejection of such offer by such holder. Whether or not such offers are accepted by holders, the entire principal amount of the Notes subject thereto shall be deemed to have been prepaid solely for purposes of this paragraph. Any prepayments of principal made pursuant to such offers shall be applied to scheduled payments of principal in inverse order of maturity.

6E.    Affiliate Transactions. The Issuers will not, and will not permit any Subsidiary to, enter into directly or indirectly any material transaction or material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than an Issuer or another Subsidiary), except pursuant to the reasonable requirements of such Issuer’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Issuer or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
6F.    Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. Each Issuer covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under a Material Indebtedness Agreement (including without limitation the Primary Credit Facility, so long as it is a Material Indebtedness Agreement) unless, prior to or concurrently therewith (i) the Issuers shall have caused each such Subsidiary to execute and deliver to NYLIM and the holders of the Notes a Guaranty Agreement, in form and substance substantially similar to form of guaranty furnished under the Primary Credit Facility and otherwise completed in a manner satisfactory to NYLIM, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under a Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under a Material Indebtedness Agreement, then the holders of the Notes and all holders of Indebtedness under any other Material Indebtedness Agreement with respect to which any Subsidiary is a Guarantor shall have entered into an intercreditor agreement in form and substance customary and appropriate for such agreement and otherwise reasonably satisfactory to NYLIM.
6G.    Terrorism Sanctions Regulations. Each Issuer covenants that it will not, and will not permit any Subsidiary to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the AntiTerrorism Order or (ii) be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Purchaser from purchasing the Notes hereunder from the Issuers or from otherwise conducting business with any Issuer or any or its Subsidiaries.
7.    EVENTS OF DEFAULT.
7A.    Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
(i)    (a) the principal of any Note or any Yield-Maintenance Amount, LIBOR Breakage Amount, Swap Breakage Amount, or Prepayment Premium shall not be paid in full punctually when due and payable or within three (3) Business Days thereafter, or (b)

the interest on any Note or any fee shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter; or
(ii)    any Issuer or any Subsidiary shall fail or omit to perform and observe paragraphs 6A, 6B, 6C, 6D or 6F; or
(iii)    any Issuer or any Subsidiary shall fail or omit to perform and observe any agreement or other provision (other than those referred to in paragraphs 7A(i) or 7A(ii) hereof) contained or referred to in this Agreement or any other Transaction Document that is on an Issuer’s or such Subsidiary’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to the Company by NYLIM or any holder of a Note that the specified Default is to be remedied; or
(iv)    any representation, warranty or statement made by any Issuer or any Subsidiary in or pursuant to this Agreement or any other Transaction Document, or any other material information furnished by any Issuer or any Subsidiary to NYLIM or any holder of any Note, shall be false or erroneous; or
(v)    any Issuer or any of its Subsidiaries shall default in the payment in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than the Notes), for all such obligations for all of the Issuers and their Subsidiaries in aggregate equal to or greater than the greater of (a) Fifty Million Dollars ($50,000,000) and (b) an amount equal to three percent (3%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity; or
(vi)    the occurrence of one or more ERISA Events that (a) the Required Holders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Issuer or any Subsidiary in excess of the greater of (1) Fifty Million Dollars ($50,000,000) and (2) an amount equal to three percent (3%) of Consolidated Total Assets; or
(vii)    a Change of Control shall occur; or
(viii)    a final judgment or order for the payment of money shall be rendered against any Issuer or any Subsidiary by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for the Issuers and their Subsidiaries shall exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets; or

(ix)    (a) any material provision, in the reasonable opinion of any holder of the Notes, of this Agreement or any other Transaction Document shall at any time for any reason cease to be valid and binding and enforceable against any Issuer or any Subsidiary; (b) the validity, binding effect or enforceability of any material provision of this Agreement or any other Transaction Document against any Issuer or any Subsidiary shall be contested by such Issuer or any Subsidiary; (c) any Issuer or any Subsidiary shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of this Agreement or any other Transaction Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to NYLIM and the holder of a Note the benefits purported to be created thereby; or
(x)    any Issuer or any Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this paragraph 7A(x) by operation of this parenthetical, has assets less than or equal to the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets) shall (a) except as permitted pursuant to paragraph 6D hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing;
then (1) if such event is an Event of Default specified in clause (i) of this paragraph 7A, any holder of any Note (other than any Issuer or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Issuers, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuers, (2) if such event is an Event of Default specified in clause (x) of this paragraph 7A with respect to an Issuer, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, LIBOR

Breakage Amount, Swap Breakage Amount and Prepayment Premium, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Issuers, and the Facility shall automatically terminate, and (3) if such event is not an Event of Default specified in clause (x) of this paragraph 7A with respect to an Issuer, the Required Holder(s) may at its or their option, by notice in writing to the Issuers, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, LIBOR Breakage Amount, Swap Breakage Amount and Prepayment Premium, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuers, and NYLIM may at its option, by notice in writing to the Issuers, terminate the Facility. Each Issuer acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuers (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount, LIBOR Breakage Amount, Swap Breakage Amount and Prepayment Premium by the Issuers in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.
7B.    Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Issuers, rescind and annul such declaration and its consequences if (i) the Issuers shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, LIBOR Breakage Amount, Swap Breakage Amount and Prepayment Premium, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount, LIBOR Breakage Amount, Swap Breakage Amount and Prepayment Premium at the Default Rate, (ii) the Issuers shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.
7C.    Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Issuers shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.
7D.    Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
8.    REPRESENTATIONS, COVENANTS AND WARRANTIES. The Issuers, jointly and severally, represent, covenant and warrant as follows:
8A(1).    Organization; Subsidiary Preferred Equity. The Company is a corporation duly organized and existing in good standing under the laws of the State of Ohio, Nordson Holdings is a corporation duly organized and existing in good standing under the laws of the Germany and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. Each Issuer and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Company or a Wholly-Owned Subsidiary. Each of its Subsidiary’s legal name and its state or jurisdiction of organization has been set forth in the Company’s most recent annual report on Form 10-K (excluding for any Subsidiary organized or no longer in existence since the date thereof). As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under the Primary Credit Facility or under any other Material Indebtedness Agreement.
8A(2).    Power and Authority. Each Issuer and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. Each Issuer has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and the Notes to which it is a party. The execution, delivery and performance of this Agreement and the Notes has been duly authorized by all requisite corporate action, and this Agreement and the Notes have been duly executed and delivered by authorized officers of each Issuer and are valid obligations of each Issuer, legally binding upon and enforceable against such Issuer in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon execution, the delivery and performance of any Parent Guaranty, such Parent Guaranty will be duly authorized by all requisite corporate action, duly executed and delivered by authorized officers of the Parent Guarantor and will be the valid obligation of the Parent Guarantor, legally binding upon and enforceable against the Parent Guarantor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8B.    Financial Statements. The Company has furnished each Purchaser of any Note with (i) its annual report on Form 10K for each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and (ii) quarterly report on Form 10-Q as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released). There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of any Issuer and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements had been furnished to NYLIM at the time of the execution of this Agreement by NYLIM (in the case of the making of this representation at the time of the execution of this Agreement), or, in the case of the making of this representation at the time of the issuance of a Series of Shelf Notes, since the end of the most recent fiscal year for which annual report on Form 10-K described in clause (i) of this paragraph 8B had been provided to NYLIM prior to the time NYLIM provided the interest rate quote to the Company pursuant to paragraph 2E with respect to such Series of Shelf Notes.
8C.    Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect.
8D.    Outstanding Indebtedness. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 6B. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.
8E.    Taxes. Each Issuer has, and each of its Subsidiaries has, filed all federal, state and other income tax returns which, to the knowledge of the officers of such Issuer and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles or which the failure to file or pay would not have a Material Adverse Effect. No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any governmental authority of Germany or any political subdivision thereof will be incurred by any Issuer or any holder of a Note as a result of the execution or delivery of this Agreement or the Notes and no deduction or withholding in respect of Taxes imposed by or for the account of Germany or, to the knowledge of any Issuer, any other Taxing Jurisdiction, is required to be made from any payment by any Issuer under this Agreement or the Notes except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such governmental authority of Germany arising out of circumstances described in clause (i), (ii) or (iii) of paragraph 11X(ii).

8F.    Conflicting Agreements and Other Matters. Neither the execution nor delivery of this Agreement, the Parent Guaranty or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof, of the Parent Guaranty and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of any Issuer or any of its Subsidiaries pursuant to, the charter, by-laws, limited liability company operating agreement or partnership agreement of any Issuer or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which any Issuer or any of its Subsidiaries is subject and the violation of which would have a Material Adverse Effect.
8G.    Offering of Notes. Neither Issuer nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of any Issuer for sale to, or solicited any offers to buy the Notes or any similar security of any Issuer from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither Issuer nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.
8H.    Use of Proceeds. The proceeds of any Series of Shelf Notes will be used as specified in the Request for Purchase with respect to such Series. Neither Issuer nor any Subsidiary owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a “purpose credit” within the meaning of such Regulation U. Neither Issuer is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither Issuer nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any Note to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.
8I.    ERISA. Except as referred to in the Company’s report as Form 10-K for its most recently concluded fiscal year, no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser’s representation in paragraph 9B.
8J.    Governmental Consent. Neither the nature of any Issuer or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between an Issuer or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.
8K.    Regulatory Status. Neither Issuer nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.
8L.    Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.
8M.    Absence of Financing Statements, etc. Except with respect to Liens permitted by paragraph 6C hereof there is, to the knowledge of a Financial Officer, no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.
8N.    Foreign Assets Control Regulations, Etc.
(i)    Neither the sale of any Notes by the Issuers hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii)    Neither Issuer nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the AntiTerrorism Order or (ii) engages in any dealings or transactions with any such Person. Each Issuer and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
(iii)    No part of the proceeds from the sale of any Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Issuers.
8O.    Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to NYLIM or any Purchaser by or on behalf of any Issuer in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact or facts peculiar to an Issuer or any of its Subsidiaries which materially adversely affects or in the future may (so far as such Issuer can now reasonably foresee), individually or in the aggregate, reasonably be expected to materially adversely affect the business, property or assets, or financial condition of such Issuer or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to NYLIM and each Purchaser by or on behalf of the Issuers prior to the date hereof in connection with the transactions contemplated hereby. Any financial projections delivered to NYLIM or any Purchaser on or prior to the date this representation is made or repeated are reasonable based on the assumptions stated therein and the best information available to the officers of the Issuers. The copy of the Primary Credit Facility furnished to NYLIM prior to the date of this Agreement is a true and complete copy of the Primary Credit Facility as in effect on the date of this Agreement.
8P.    Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.
9.    REPRESENTATIONS OF EACH PURCHASER. Each Purchaser represents as follows:
9A.    Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.
9B.    Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(i)    the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption

(“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(ii)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(iii)    the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(iv)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in any Issuer that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (a) the identity of such QPAM and (b) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund have been disclosed to the Company in writing pursuant to this clause (iv);; or

(v)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in any Issuer and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or
(vi)    the Source is a governmental plan; or
(vii)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or
(viii)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
10.    DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.
10A.    Yield-Maintenance Terms.
(i) Yield-Maintenance with respect to Non-Swapped Notes
“Called Principal” shall mean, with respect to any Non-Swapped Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.
“Discounted Value” shall mean, with respect to the Called Principal of any Non-Swapped Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Non-Swapped Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.
“Implied Rate Dollar Yield” means, with respect to the Called Principal of any Non-Swapped Note denominated in Dollars, the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for the most recent actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg

Financial Markets or, if Bloomberg Financial Markets shall cease to report such yields or shall cease to be NYLIM’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is NYLIM’s customary source of such information), or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or (ii) of the preceding sentence, such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.
“Implied Rate Euro Yield” means, with respect to the Called Principal of any Non-Swapped Note denominated in Euros, the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXGE” on Bloomberg Financial Markets (or such other display as may replace “Page PXGE” on Bloomberg Financial Markets) for the benchmark German Bund having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields as determined by Recognized German Bund Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark German Bund with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark German Bund with the maturity closest to and less than the Remaining Average Life of such Called Principal.
“Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably selected by NYLIM.
“Reinvestment Yield” shall mean, with respect to the Called Principal of any Non-Swapped Note denominated in (i) Dollars, the sum of (a) 0.50% plus (b) the Implied Rate Dollar Yield, and (ii) Euros, the sum of (a) 0.50% plus (b) the Implied Rate Euro Yield. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” shall mean, with respect to the Called Principal of any Non-Swapped Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Non-Swapped Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.
“Settlement Date” shall mean, with respect to the Called Principal of any Non-Swapped Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.
“Yield-Maintenance Amount” shall mean, with respect to any Non-Swapped Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Non-Swapped Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The YieldMaintenance Amount shall in no event be less than zero.
(ii) Yield-Maintenance Amount with respect to Swapped Notes
“New Swap Agreement” means any cross-currency swap agreement (which does not qualify as a Replacement Swap Agreement) pursuant to which the holder of a Swapped Note is to receive payment in Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason. The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note. Any holder of a Swapped Note that enters into or terminates a New Swap Agreement shall within a reasonable period of time thereafter deliver to the Issuers (i) an updated Schedule 10A(ii) describing the confirmation or termination related thereto or (ii) a copy of the confirmation or termination related thereto.
“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s length basis by the original Purchaser of such Swapped Note (or any affiliate thereof) in connection with the purchase of such Swapped Note and relates to the scheduled payments by the applicable Issuer of interest and principal on such Swapped Note, under which the Purchaser of such Swapped Note is to receive payments from the counterparty thereunder in Dollars and which is more particularly described on Schedule 10A(ii) hereto, (y) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement.
“Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm’s length basis by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such

Swapped Note following a non-scheduled partial prepayment or a partial repayment or purchase of such Swapped Note prior to its scheduled maturity or an acceleration and rescission thereof of such Swapped Note as provided in paragraph 7B. Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Issuers (i) an updated Schedule 10A(ii) describing the confirmation, assumption or termination related thereto or (ii) a copy of the confirmation, assumption or termination related thereto.
“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.
“Swapped Note” means any Note that as of the applicable Closing Date is subject to a Swap Agreement. A “Swapped Note” shall no longer be deemed a “Swapped Note” for so long as the related Swap Agreement ceases to be in force in respect thereto; provided that if there is any Note that is a Swapped Note outstanding as of the date on which either the applicable Issuer has provided notice of prepayment or offer of prepayment or purchase of such Note pursuant to paragraph 4B, 4E or 6D or such Note has become or is declared to be immediately due and payable pursuant to paragraph 7A, then such Note shall be deemed to be a Swapped Note until payment in full of the principal, interest and Yield-Maintenance Amount (if any) and Swap Breakage Amount due with respect to such Note.
“Swapped Note Applicable Percentage” means 0.50% (50 basis points).
“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled payment date, provided that if such Swap Agreement is not an Original Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in Dollars which would have been due to the holder of such Swapped Note under the terms of the Original Swap Agreement to which such holder was a party (or if such holder was never party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled payment date.
“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to paragraph 4B, 4E or 6D or has become or is declared to be immediately due and payable pursuant to paragraph 7B, as the context requires.
“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to paragraph 4B, 4E or 6D or has become or is declared to be immediately due and payable pursuant to paragraph 7B, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.
“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10.00 a.m. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Swapped Note Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Swapped Note Remaining Average Life and (2) closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of the (x) Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Swapped Note Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Swapped Note Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.
“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years obtained by dividing (i) such Swapped Note Called Notional Amount into (ii) the sum of the products obtained by multiplying (a) the principal component of each Swapped Note Remaining Scheduled Swap Payment with respect to such Swapped Note Called Notional Amount by (b) the number of years, computed on the basis of a 360-day year of twelve thirty day months and calculated to two decimal places, that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Swap Payment.
“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that (i) if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to paragraph 4B, 4E or 6D or paragraph 7B and (ii) if the Swap Agreement with respect to such Swapped Note is not an Original Swap Agreement, then the interest on such Swapped Note Called Notional Amount shall not exceed the amount in Dollars that would have been due with respect to such Swapped Note under the terms of the Original Swap Agreement.
“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to paragraph 4B, 4E or 6D or has become or is declared to be immediately due and payable pursuant to paragraph 7B, as the context requires.
“Yield-Maintenance Amount” with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value of the Swapped Note Remaining Scheduled Swap Payments with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that the Yield-Maintenance Amount may in no event be less than zero. All payments of Yield-Maintenance Amounts in respect of any Swapped Note shall be made in Dollars.
10B.    Other Terms.
“2012 Note Purchase Agreement” shall mean the Master Note Purchase Agreement, dated as of July 26, 2012, pursuant to which the Company issued and sold Sixty Eight Million Dollars ($68,000,000) in aggregate principal amount of its 3.07% Senior Notes, Series 2012-A, due July 25, 2025, Seventy Five Million Dollars ($75,000,000) in aggregate principal amount of its 3.13% Senior Notes, Series 2012-B, due July 26, 2024, Thirty Seven Million Dollars ($37,000,000) in aggregate principal amount of its 2.62% Senior Notes, Series 2012-C, due July 26, 2021, and Twenty Million Dollars ($20,000,000) of its 2.27% Senior Notes, Series 2012-D, due July 26, 2017, and may issue and sell additional senior notes.

“2015 Note Purchase Agreement” shall mean that certain Master Note Purchase Agreement, dated as of July 28, 2015, pursuant to which the Company issued and sold Fifty Million Dollars ($50,000,000) in aggregate principal amount of its 2.89% Senior Notes, Series 2015-A, due July 28, 2025, and Fifty Million Dollars ($50,000,000) in aggregate principal amount of its 3.19% Senior Notes, Series 2015-B, due July 28, 2027.
“2019 Term Loan Agreement” shall mean that certain Amended and Restated Term Loan Agreement, dated April 30, 2019, pursuant to which the Company borrowed term loans in an aggregate principal amount of Six Hundred Five Million Dollars ($605,000,000).
“2018 Note Purchase Agreement” shall mean the Master Note Purchase Agreement, dated as of June 18, 2018, pursuant to which the Company issued and sold Ninety Million Dollars ($90,000,000) in aggregate principal amount of its 3.71% Senior Notes, Series 2018-A, due June 22, 2023, Seventy Million Dollars ($70,000,000) in aggregate principal amount of its 3.82% Senior Notes, Series 2018-B, due June 24, 2024, Sixty Million Dollars ($60,000,000) in aggregate principal amount of its 3.92% Senior Notes, Series 2018-C, due June 23, 2025, Forty Million Dollars ($40,000,000) in aggregate principal amount of its 3.99% Senior Notes, Series 2018-D, due June 22, 2026, Forty Million Dollars ($40,000,000) in aggregate principal amount of its 4.07% Senior Notes, Series 2018-E, due June 22, 2028, Twenty Million Dollars ($20,000,000) in aggregate principal amount of its 4.12% Senior Notes, Series 2018-F, due June 22, 2029, and Thirty Million Dollars ($30,000,000) in aggregate principal amount of its4.17% Senior Notes, Series 2018-G, due June 24, 2030, and may issue and sell additional senior notes.
“Acceptance” shall have the meaning given in paragraph 2F hereof.
“Acceptance Day” shall have the meaning given in paragraph 2F hereof.
“Acceptance Window” shall mean, with respect to any interest rate quotes provided by NYLIM pursuant to paragraph 2E, the time period designated by NYLIM as the time period during which the applicable Issuer may elect to accept such interest rate quotes. If no such time period is designated by NYLIM with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 2 minutes after the time NYLIM shall have provided such interest rate quotes to the applicable Issuer.
“Accepted Note” shall have the meaning given in paragraph 2F hereof.
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than an Issuer or a Subsidiary) by a merger or consolidation or any other combination with such Person.
“Adjusted LIBOR Rate” shall mean, for each Floating Rate Interest Period, with respect to any Shelf Note that is a Floating Rate Note, a rate per annum equal to the margin specified for such Floating Rate Note in the relevant Confirmation of Acceptance plus LIBOR for such Floating Rate Interest Period.
“Affiliate” shall mean (i) with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, and (ii) with respect to NYLIM, shall include any managed account, investment fund or other vehicle for which NYLIM or any Affiliate of NYLIM then acts as investment advisor or portfolio manager. “Control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.
“Alternate Currency” shall mean Euros, Sterling, Japanese Yen or any other currency, other than Dollars, that is freely transferable and convertible into Dollars.
“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, its treasurer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to NYLIM, (ii) in the case of Nordson Holdings, its chief executive officer, its chief financial officer, its treasurer, any Manager of Nordson Holdings designated as an “Authorized Officer” of Nordson Holdings in the Information Schedule attached hereto or any Manager of Nordson Holdings designated as an “Authorized Officer” of Nordson Holdings for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to NYLIM, and (iii) in the case of NYLIM or any NYLIM Affiliate, any Person designated as an “Authorized Officer” of NYLIM and NYLIM Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of NYLIM’s Authorized Officers or a lawyer in NYLIM’s law department. Any action taken under this Agreement on behalf of any Issuer by any individual who on or after the date of this Agreement shall have been an Authorized Officer of such Issuer and whom NYLIM or any NYLIM Affiliate in good faith believes to be an Authorized Officer of such Issuer at the time of such action shall be binding on the Issuers even though such individual shall have ceased to be an Authorized Officer of such Issuer, and any action taken under this Agreement on behalf of NYLIM or any NYLIM Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of NYLIM or such NYLIM Affiliate and whom the Issuers in good faith believe to be an Authorized Officer of NYLIM or such NYLIM Affiliate at the time of such action shall be binding on NYLIM or such NYLIM Affiliate even though such individual shall have ceased to be an Authorized Officer of NYLIM or such NYLIM Affiliate.

“Available Currencies” means Dollars and Euros.
“Available Facility Amount” shall have the meaning given in paragraph 2B hereof.
“Available Floating Rate Sublimit Amount” shall mean, at any point in time, (a) $100,000,000, minus (b) the aggregate principal amount of Floating Rate Notes purchased and sold pursuant to this Agreement prior to that time, minus (c) the aggregate principal amount of Accepted Notes that are Floating Rate Notes that have not been purchased and sold hereunder prior to that time and for which the closing has not been cancelled, plus (d) the aggregate principal amount of Floating Rate Notes purchased, sold, and repaid or prepaid pursuant to this Agreement prior to that time. For purposes of this definition, all aggregate principal amounts of Floating Rate Notes and Accepted Notes shall be calculated in US Dollars; with respect to any Floating Rate Notes denominated or Accepted Notes to be denominated in any Available Currency other than Dollars, the Dollar Equivalent of such Floating Rate Notes or Accepted Notes shall be used for such calculation.
“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or Cleveland, Ohio, are required or authorized to be closed, (iii) for purposes of determining LIBOR or any LIBOR Breakage Amount only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or London, England are required or authorized to be closed, (iv) for purposes of paragraph 2D hereof only, a day on which NYLIM is not open for business, and (v) for purposes of paragraph 10A, (A) if with respect to Notes denominated in Dollars, any day other than a day on which commercial banks in New York City are required or authorized to be closed and (B) if with respect to Notes denominated in Euros, any day other than a day on which commercial banks in New York City are required or authorized to be closed or a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor thereto) is closed for the settlement of payments in Euros (a “TARGET Settlement Day”). If the applicable Business Day relates to the determination of LIBOR, Business Day shall also mean a day on which dealings are carried on in U.S. dollar deposits in the London interbank market.
“Cancellation Date” shall have the meaning given in paragraph 2I(3) hereof.
“Cancellation Fee” shall have the meaning given in paragraph 2I(3) hereof.
“Cash Equivalent” shall mean any debt instrument that would be deemed a cash equivalent in accordance with GAAP.
“Change of Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the date of this Agreement, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) other than the Current Management Team, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the Company; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the occurrence of a change of control, or other similar provision, as defined in any Material Indebtedness Agreement..
“Closing Day” shall mean with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the applicable Issuer and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2H, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2I(3), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit F.
“Confirmation of Acceptance” shall have the meaning given in paragraph 2F.
“Confirmation of Guaranty Agreement” shall have the meaning given in paragraph 3A(ii).
“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.
“Consolidated” shall mean the resultant consolidation of the financial statements of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in paragraph 5B hereof.
“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of the Company or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, (c) any non-cash charges taken in accordance with GAAP,

(d) any non-cash charges relating to annual costs associated with expensing the Company’s employee stock option program if the Company is required or chooses to do so, and (e) any non-cash charges.
“Consolidated EBITDA” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.
“Consolidated Interest Expense” shall mean, for any period, the interest expense of the Company for such period, as determined on a Consolidated basis and in accordance with GAAP, and shall include that portion of the expenses of a Permitted Receivables Facility that would be the equivalent to interest expense if a Company obtained funding in a manner that would give rise to interest expense, in an amount approximately equal to the amount of the Permitted Receivables Facility.
“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of the Company for such period, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Total Assets” shall mean the book value of all assets of the Company and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of the Company for the most recently completed fiscal quarter.
“Consolidated Trailing EBITDA” shall mean the sum of (a) Consolidated EBITDA, plus (b)(i) without duplication, the EBITDA of Subsidiaries acquired by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to NYLIM minus (ii) the EBITDA of Subsidiaries disposed of by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters; provided, however, that, non-recurring gains shall be excluded from the determination of Consolidated Trailing EBITDA.
“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries acquired by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to NYLIM, minus (ii) the interest expense of Subsidiaries disposed of by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters.
“Consolidated Trailing Net Earnings” shall mean the sum of (a) Consolidated Net Earnings, plus (b)(i) without duplication, the Net Earnings of Subsidiaries acquired by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such Net Earnings of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to

NYLIM, minus (ii) the Net Earnings of Subsidiaries disposed of by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters.
“Controlled Group” shall mean the Company and each Person required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o).
“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of the Company (or any combination thereof) as in place on the date of this Agreement, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).
“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.
“Default Rate” shall mean, with respect to any Note, a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% per annum above (A) for any Fixed Rate Notes, the rate of interest stated in such Note and (B) for any Floating Rate Notes, the then applicable Adjusted LIBOR Rate, or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.
“Delayed Delivery Fee” shall have the meaning given in paragraph 2I(2) hereof.
“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Dollar Equivalent” of any amount shall mean the Dollar equivalent of such amount, determined by NYLIM on the basis of its spot rate at approximately 11:00 A.M. London time on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency or Available Currency, respectively, with Dollars for delivery on such date.
“EBITDA” shall mean, for any period, in accordance with GAAP, Net Earnings for such period, plus the aggregate amounts deducted in determining such Net Earnings in respect of (a) income taxes, (b) interest expense, and (c) Depreciation and Amortization Charges.

“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other applicable country or sovereignty or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.
“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of the Company or its Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (k) above, would reasonably be likely to have or result in a Material Adverse Effect.
“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Euro” or “€” means the unit of single currency of the Participating Member States.
“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Existing Agreement” shall have the meaning given in paragraph 1A hereof.
“Facility” shall have the meaning given in paragraph 2B hereof.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Company.
“Fixed Rate Notes” shall mean any Notes that bear a fixed rate of interest.
    “Floating Rate Interest Payment Dates” shall mean, with respect to any Shelf Notes that are Floating Rate Notes, the interest payment dates specified for such Floating Rate Notes in the applicable Confirmation of Acceptance.
    “Floating Rate Interest Period” shall mean, with respect to any Floating Rate Notes, each period commencing on the date of the Closing for such Floating Rate Notes and, thereafter, commencing on a Floating Rate Interest Payment Date with respect to such Floating Rate Notes and continuing up to, but not including, the next Floating Rate Interest Payment Date applicable to such Floating Rate Notes.
    “Floating Rate Notes” shall mean any Notes that bear a floating rate of interest.
“Floating Rate Required Holders” shall mean, at any time, the holders of at least 51% in principal amount of the Floating Rate Notes at the time outstanding (exclusive of Floating Rate Notes then owned by an Issuer or any of its affiliates).
“Forms” shall have the meaning given in paragraph 11X(3) hereof.
“GAAP Reconciliation” shall have the meaning given in paragraph 10C hereof.
“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
“Guarantor of Payment” shall mean any Subsidiary that executes and delivers a Guaranty Agreement on or after any Closing Day, or any other Person that shall deliver a Guaranty Agreement to NYLIM or any holder of a Note in connection with this Agreement.
“Guaranty Agreement” shall have the meaning given in paragraph 3A(ii).
“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by NYLIM) most closely matches the duration of such Accepted Note.
“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any overthecounter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which any Issuer makes the Request for Purchase of such Note.
“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.
“Incremental Interest” shall have the meaning given in paragraph 1D.
“Indebtedness” shall mean, for the Company or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by the Company or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business, (d) all synthetic leases, (e) all lease obligations that have been capitalized on the books of the Company or such Subsidiary in accordance with GAAP, (f) all obligations of the Company or such Subsidiary with respect to asset securitization financing programs, including, but not limited to, all indebtedness under the Permitted Receivables Facility, and (g) all material obligations arising outside the ordinary course of business to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person.
“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager,

savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).
“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of the Company, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense, as determined after the conclusion of most recently completed fiscal quarter in accordance with the Company’s customary financial reporting practices.
“Issuance Fee” shall have the meaning given in paragraph 2I(1) hereof.
“Issuance Period” shall have the meaning given in paragraph 2C hereof.
“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of the Company, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of the Company and its Subsidiaries as set forth on the financial statements of the Company and its Subsidiaries for the most recently completed fiscal quarter that are not subject to a Lien (other than a Lien in favor of the holders of the Notes), to (b) Consolidated Trailing EBITDA, as determined after the conclusion of most recently completed fiscal quarter in accordance with the Company’s customary financial reporting practices.
    “LIBOR” shall mean, for any Floating Rate Interest Period:
    (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) for a one, three or six month period (such period being one, three or six months as set forth in the applicable Confirmation of Acceptance with respect to a Note that is a Floating Rate Note) which appears on the display designated as “BBAM 7” (or such other display as may replace BBAM 7) administered by ICE Benchmark Administration on Bloomberg Financial Markets as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two (2) Business Days before the commencement of such Floating Rate Interest Period (herein, the “LIBOR Determination Date”); or
    (ii) if for any reason such rate is not reported in accordance with the above clause (i) or is unavailable, then “LIBOR” means the arithmetic mean of the per annum rate of interest at which deposits of U.S. dollars in immediately available funds are offered at 11:00 a.m. (London, England time) on the date two Business Days before the LIBOR Determination quoted by two major financial institutions in the London interbank market for such Floating Rate Interest Period for an amount equal to the aggregate outstanding principal amount of the applicable Floating Rate Notes as of the LIBOR Determination Date, as selected by the Company in good faith.

“LIBOR Breakage Amount” shall mean, as of the date of any payment or prepayment of the Floating Rate Notes then being paid or prepaid, any loss, cost or expense reasonably incurred by any holder of a Floating Rate Note as a result of any payment or prepayment of any Floating Rate Note (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise) on a day other than a regularly scheduled Floating Rate Interest Payment Date for such Floating Rate Note or at the scheduled maturity, and any loss or expense arising from the liquidation or reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Each holder shall determine the portion of the LIBOR Breakage Amount with respect to the principal amount of its Floating Rate Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Company setting forth such determination in reasonable detail. Each such determination shall be conclusive absent manifest error.
“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Issuers and their Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Transaction Documents or the rights and remedies of the holders of the Notes hereunder or thereunder.
“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Issuer or any Subsidiary in an amount equal to or greater than the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets.
“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.
“Net Earnings” shall mean, for any period, the net income (loss) for such period, determined in accordance with GAAP.
“Non-Dollar Notes” means any Notes or Accepted Notes denominated or to be denominated in any Available Currency other than Dollars.
“Non-Swapped Note” means any Notes of any Series other than a Swapped Note.
“Nordson Holdings S.à r.l. Term Loan Agreement” shall mean that certain Term Loan Facility Agreement, as amended, dated on or about March 13, 2020, by and among Nordson Holdings, the Company, as parent guarantor, the lenders party thereto, and Bank of America Merrill Lynch International Designated Activity Company, as agent.
“Notes” shall have the meaning given in paragraph 1B hereof.

“NYLIM” means NYL Investors LLC (as successor in interest to New York Life Investment Management LLC).
“NYLIM Affiliate” shall mean any Affiliate of NYLIM.
“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the applicable Issuer.
“Overnight Investment Rate” means with respect to an Accepted Note denominated in Euros, the actual rate of interest, if any received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of Euros designated for the purchase of such Accepted Note.
“Parent Guarantor” shall have the meaning given in paragraph 3A(iii) hereof.
“Parent Guaranty” shall have the meaning given in paragraph 3A(iii) hereof.
“Participating Member States” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic Monetary Union.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.
“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
“Permitted Receivables Facility” shall mean an accounts receivable facility whereby the Company or its Subsidiaries sell or transfer the accounts receivables of the Company or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by the Company or any Subsidiary, (b) there is no recourse or obligation to the Company or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary, and (c) neither the Company nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.
“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“Prepayment Premium” shall mean, in connection with any optional prepayment of any Series of Floating Rate Notes pursuant to paragraph 4B or an acceleration of any Floating Rate Notes pursuant to paragraph 7A, an amount equal to the principal amount of such Series of Floating Rate Notes so prepaid or accelerated, as the case may be, multiplied by the prepayment premium percentage set forth in the applicable Confirmation of Acceptance for such Series of Floating Rate Notes.
“Primary Credit Facility” shall mean, the $850 million unsecured multicurrency credit facility pursuant to the terms and conditions of that certain Third Amended and Restated Credit Agreement, dated as of April 30, 2019, by the Company and the Banks (as defined in therein) with KeyBank National Association and J.P. Morgan Securities Inc. as co-lead arrangers, as amended, supplemented, restated, extended, refinanced, replaced or otherwise modified from time to time.
“Priority Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness of Subsidiaries (including, for the avoidance of doubt, any Receivables Subsidiary), and (b) all Indebtedness of the Company secured by any Liens permitted by paragraph 6C(vii).
“Priority Indebtedness Percentage” shall mean twenty percent (20%) of Consolidated Total Assets.
“Purchasers” shall mean with respect to any Accepted Notes, the NYLIM Affiliate(s) which are purchasing such Accepted Notes.
“Qualified Acquisition” means any acquisition of either or both the capital stock or assets of any Person or Persons (or any portion thereof) that involves the payment of consideration by the Company and/or its Subsidiaries in excess of $75,000,000.
“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.
“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of the Company that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.
“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.
“Request for Purchase” shall have the meaning given in paragraph 2D hereof.
“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes or, if the term is expressly used with respect to a Series of Notes, of such Series of Notes from time to time outstanding and, if no Notes are outstanding, NYLIM.
“Rescheduled Closing Day” shall have the meaning given in paragraph 2H hereof.
“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the applicable Issuer or any other officer of such Issuer involved principally in its financial administration or its controllership function.
“SEC” shall mean the United States Securities Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Series” shall have the meaning given in paragraph 1B hereof.
“Share Repurchase” shall mean the purchase, repurchase, redemption or other acquisition by any Issuer from any Person of any capital stock or other equity interest of such Issuer.
“Shelf Notes” shall have the meaning given in paragraph 1B hereof.
“Significant Holder” shall mean (i) NYLIM and any NYLIM Affiliate which is a holder of Notes, (ii) any original purchaser of a Note (but not any successors or assigns) or (iii) any holder (together with its Affiliates) of more than $25,000,000 in the aggregate principal amount of the Notes at any time outstanding.
“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to NYLIM and the Required Holders) in favor of the prior payment in full of the obligations of the Issuers and their Subsidiaries under this Agreement, the Notes and the other Transaction Documents.
“Subsidiary” of the Company or any of its Subsidiaries shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, (ii) a partnership or limited liability company of which the Company, one or more other Subsidiaries of the Company or the Company and one or more Subsidiaries of the Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (iii) any other Person (other than a corporation) in which the Company, one or more other Subsidiaries of the Company or the Company and one or more Subsidiaries of the Company, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.
“Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, the amount that is received (in which case the Swap Breakage Amount shall be referred to as the “Swap Breakage Gain”) or paid (in which case the

Swap Breakage Amount shall be referred to as the “Swap Breakage Loss”) by the holder of such Swapped Note in connection with a termination or amendment of its Swap Agreement resulting from a Swap Unwind Event, where:
(i)    such Swap Breakage Amount shall be calculated upon the
inclusion of an accelerated exchange and payment of principal amounts and associated accrued and unpaid interest, whereby in connection with and incorporated into the termination or amendment of the Swap Agreement and determination of the Swap Breakage Amount, all remaining associated principal payments otherwise scheduled through the natural duration of the Swap Agreement and associated accrued and unpaid interest shall be accelerated and made (in their respective applicable currencies) at the time of the settlement of such termination or amendment (or, in the case of a Swap Unwind Event resulting from a Swapped Note becoming or being declared to be immediately due and payable pursuant to paragraph 7A, as if such remaining associated principal payments and associated accrued and unpaid interest had been accelerated and made at the time of the settlement of such termination); and
(ii)    the holder of such Swapped Note shall determine such Swap Breakage Amount in good faith and in a commercially reasonable manner in accordance with customary practices for calculating such amounts under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”) pursuant to which such holder entered into such Swap Agreement and assuming for the purpose of such calculation that there are no transactions outstanding under such ISDA Master Agreement other than such Swap Agreement, provided, however, that if such holder (or its predecessor-in-interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the Swap Breakage Amount that would have been received or paid by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and (y) the Swap Breakage Amount actually received or paid by the holder of such Swapped Note under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party.
“Taxing Jurisdiction” shall have the meaning given in paragraph 11X(1) hereof.
“Transaction Documents” shall mean this Agreement, the Notes, any Parent Guaranty, any Guaranty Agreement, any Confirmation of Guaranty Agreement and any other agreements, documents, writings or instruments now or hereafter executed or deemed by the Company or any Subsidiary in connection with this Agreement.
“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of the Company, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, and all Indebtedness under the Permitted Receivables Facility.
“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
“Voting Stock” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3 (l).
“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.
10C.    Accounting Terms. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Company delivered pursuant to clause (ii) of paragraph 5B, except that with respect to any leases of any Person that are, or would be, characterized as operating leases in accordance with GAAP as applied by the Company on October 31, 2018 (whether or not such operating leases were in effect on October 31, 2018) such leases shall be accounted for as operating leases (and not as capital leases) for purposes of this Agreement regardless of any change in GAAP following October 31, 2018 that would otherwise require such leases to be characterized as capital leases; provided, however, that the Compliance Certificate required to be delivered pursuant to paragraph 5B(iii) of this Agreement shall contain a reconciliation from GAAP with respect to the characterization of such leases as operating leases. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements, and certificates and reports as to financial matters required to be furnished hereunder, shall be prepared in accordance with generally accepted accounting principles; provided that, if the Company notifies the holders that the Issuers wish to amend any provision (including any definition) in this Agreement to eliminate the effect of any change in generally accepted accounting principles on the operation of such provision (or definition) (or if the Required Holders notify the Company that the Required Holders wish to amend any such provision (or definition) in this Agreement for such purpose), then the holders and the Issuers shall negotiate in good faith to amend such provision ( or definition) to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders and the Issuers); provided that, until so amended, (i) such provision (or definition) shall continue to be determined in accordance with GAAP prior to such change therein and the Compliance Certificate required to be delivered pursuant to paragraph 5B(iii) of this Agreement shall contain a reconciliation (a "GAAP Reconciliation") of the applicable provisions of generally accepted accounting principles in effect prior to the date of any change affecting compliance with GAAP and how such provisions affected related calculations in paragraphs 5 or 6 in reasonable detail. For purposes of determining compliance with this Agreement (including Affirmative Covenants, Negative Covenants and the definition of “Indebtedness”), any election by the Company to measure an item of Indebtedness or any other financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
11.    MISCELLANEOUS.
11A.    Note Payments. Each Issuer agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount, LIBOR Breakage Amount, Swap Breakage Amount and Prepayment Premium, payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) such Purchaser’s account or accounts specified in the Confirmation of Acceptance with respect to such Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. Each Issuer agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon the written request of the applicable Issuer made concurrently with or reasonably promptly after the payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal office.
11B.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Issuers shall pay, and save NYLIM, each Purchaser and any Transferee harmless against liability for the payment of the following outofpocket expenses arising in connection with such transactions:
(i)    (a) all stamp and documentary taxes and similar charges, (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes;
(ii)    document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection (a) any transaction contemplated by this Agreement and (b) with any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;
(iii)    the reasonable costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of your or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and
(iv)    any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Issuers.
The Issuers also will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Securities Valuation Office of the National Association of Insurance Commissioners in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with such Securities Valuation Office or any successor organization acceding to the authority thereof.
The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C.    Consent to Amendments. This Agreement may be amended, and the Issuers may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Issuers shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and, if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any YieldMaintenance Amount, LIBOR Breakage Amount, Swap Breakage Amount and Prepayment Premium, payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of NYLIM (and not without the written consent of NYLIM) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2A and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between any Issuer and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of any Note. Without limiting the generality of the foregoing, no negotiations or discussions in which NYLIM or any holder of any Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement or the Notes shall constitute a waiver of any Default or Event of Default, any term of this Agreement or any Note or any rights of NYLIM or any such holder under this Agreement or the Notes. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000 in the case of Notes denominated in Dollars, or €1,000,000, in the case of Notes denominated in Euros, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or €1,000,000, respectively or (ii) enable the registration of transfer by a holder of its entire holding of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to NYLIM or NYLIM Affiliates or to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. The Issuers shall keep at the principal office of the Company a register in which the Issuers shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Issuers shall, at the applicable Issuer’s expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Issuers shall, at their expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the applicable Issuer will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.
11E.    Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the applicable Issuer may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount, LIBOR Breakage Amount, Swap Breakage Amount and Prepayment Premium payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the applicable Issuer shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.
11F.    Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Issuers in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G.    Successors and Assigns. All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.
11H.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Issuers or any Subsidiary which would result in a Default or Event of Default.
11I.    Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to NYLIM or any Purchaser, addressed to NYLIM or such Purchaser at the address specified for such communications in the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as NYLIM or such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such holder shall not have so specified an address to the Company, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to an Issuer, addressed to the Company at Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145, Attention: Chief Financial Officer or at such other address as the applicable Issuer shall have specified to the holder of each Note in writing, provided, however, that any such communication to any Issuer may also, at the option of the Person sending such communication, be delivered by any other means either to the Issuer at its address specified above or to any Authorized Officer of the Issuer. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile transmission communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information. This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in Germany or any other jurisdiction in respect hereof or thereof.
11J.    Payments Due on Non-Business Days.

11J(1). Anything in this Agreement or the Fixed Rate Notes to the contrary notwithstanding, any payment of principal of, interest on, Yield-Maintenance Amount or Swap Breakage Amount payable with respect to, any Fixed Rate Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
11J(2). Anything in this Agreement or the Floating Rate Notes to the contrary notwithstanding, any payment of principal of, interest on, or LIBOR Breakage Amount or Prepayment Premium payable with respect to, any Floating Rate Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
11K.    Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.
11L.    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).
11M.    SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
11M(1). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE NOTES MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH ISSUER HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. EACH ISSUER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11I, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. EACH ISSUER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH

JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. EACH ISSUER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY ISSUER HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), SUCH ISSUER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR THE NOTES. EACH ISSUER, NYLIM AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED THEREBY.
    11M(2). Nordson Holdings consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in paragraph 11M(1) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in paragraph 11I, to the Company, as its agent for the purpose of accepting service of any process in the United States. Nordson Holdings agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service. Nordson Holdings hereby irrevocably appoints the Company to receive for it, and on its behalf, service of process in the United States.

11N.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11O.    Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement that such party has been represented by counsel in connection with this Agreement and the Notes, that such party has discussed this Agreement and the Notes with its counsel and that any and all issues with respect to this Agreement and the Notes have been resolved as set forth herein and therein. No provision of this Agreement or the Notes shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision. Time is of the essence in the performance of this Agreement and the Notes.
11P.    Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
11Q.    Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of NYLIM and the Purchasers under this Agreement are several obligations. No failure by NYLIM or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither NYLIM nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.
11R.    Independent Investigation. Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No holder of Notes shall have any duties or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.
11S.    Transaction References. The Company agrees that NYLIM and its Affiliates may (a) refer to its role establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone”

announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.
11T.    Directly or Indirectly. Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
11U.    Binding Agreement. When this Agreement is executed and delivered by the Company and NYLIM it shall become a binding agreement between the Company, on one hand, and NYLIM on the other hand. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.
11V.    Obligation to Make Payment in the Applicable Currency. Any payment on account of an amount that is payable hereunder or under the Notes in the Applicable Currency which is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Agreement or the Notes only to the extent of the amount of the Applicable Currency which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of the Applicable Currency that could be so purchased is less than the amount of the Applicable Currency originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.
11W.    Exchange Rate. For purposes of establishing the outstanding principal amounts of the Notes in connection with (a) allocating any applicable partial prepayment of the Notes or (b) determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, have accepted any prepayment applicable herein, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate outstanding principal amount of the Notes, the outstanding principal amount of any Non-Dollar Note at the time of such determination shall be the Dollar Equivalent of that Non-Dollar Note.

11X.    Tax Indemnification; FATCA Information.
11X(1). All payments whatsoever under this Agreement and the Notes will be made by Nordson Holdings free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.
11X(2). If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by Nordson Holdings under this Agreement or the Notes, Nordson Holdings will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:
(i)    any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for Nordson Holdings, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;
(ii)    any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by Nordson Holdings) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (ii) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of Nordson Holdings no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or
(iii)    any combination of clauses (i) and (ii) above;
provided further that in no event shall the Company be obligated to pay such additional amounts to any holder of a Note (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and Nordson Holdings shall have given timely notice of such law or interpretation to such holder.
11X(3). By acceptance of any Note, the holder of such Note agrees, subject to the limitations of paragraph 11X(2)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by Nordson Holdings all such forms, certificates, documents and returns provided to such holder by Nordson Holdings (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide Nordson Holdings any with such information with respect to such holder as Nordson Holdings may reasonably request in order to complete any such Forms, provided that nothing in this paragraph 11X shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of Nordson Holdings (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.
11X(4). On or before the date of the applicable Closing, Nordson Holdings will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in Germany pursuant to paragraph 11X(2)(ii), if any, and in connection with the transfer of any Note Nordson Holdings will furnish the transferee of such Note with copies of any Form and English translation then required.
11X(5). If any payment is made by Nordson Holdings to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by Nordson Holdings pursuant to this paragraph 11, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to Nordson Holdings such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in paragraph 11X(2)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.
11X(6). Nordson Holdings will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by Nordson Holdings of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of Nordson Holdings, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.
11X(7). If Nordson Holdings is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which Nordson Holdings would be required to pay any additional amount under this paragraph 11, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then Nordson Holdings will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by Nordson Holdings) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.
11X(8). If Nordson Holdings makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from Nordson Holdings (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by Nordson Holdings, subject, however, to the same limitations with respect to Forms as are set forth above.
11X(9). The obligations of Nordson Holdings under this paragraph 11 shall survive the payment or transfer of any Note and the provisions of this paragraph 11 shall also apply to successive transferees of the Notes.
11X(10). By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to Nordson Holdings, or to such other Person as may be reasonably requested by Nordson Holdings, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by Nordson Holdings necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for Nordson Holdings to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for Nordson Holdings to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this paragraph 11X(10) shall require any holder to provide information that is confidential or proprietary to such holder unless Nordson Holdings is required to obtain such information under FATCA and, in such event, Nordson Holdings shall treat any such information it receives as confidential.

Very truly yours,

NORDSON CORPORATION

By:	/s/ Joseph P. Kelley
Name:	Joseph P. Kelley
Title:	Executive Vice President and
Chief Financial Officer

By:	/s/ Raymond L. Cushing
Name:	Raymond L. Cushing
Title:	Treasurer

NORDSON HOLDINGS S.à r.l. & CO. KG

By:	Nordson S.à.r.l
Sole General Partner

By:	/s/ John J. Keane
Name:	John J. Keane
Title:	Category A Manager

By:	/s/ Francois Bourgon
Name:	Francois Bourgon
Title:	Category B Manager

By:	/s/ Ulrich Bender
Name:	Ulrich Bender
Title:	Category C Manager

The foregoing Agreement is
hereby accepted as of the
date first above written.

NEW YORK LIFE INVESTORS LLC

By:	/s/ Andrew Donner
Andrew Donner
Senior Director

INFORMATION SCHEDULE
Authorized Officers for _____________ and _____________ Affiliates

Additional Authorized Officers for the Company
None initially.

EXHIBIT A-1
[FORM OF FIXED RATE NOTE]

[NORDSON CORPORATION]
[NORDSON HOLDINGS S.à r.l. & Co. KG]

___% SENIOR SERIES ___ NOTE DUE _____________
No.
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
PPN______________

FOR VALUE RECEIVED, the undersigned, [NORDSON CORPORATION, a corporation organized and existing under the laws of the State of Ohio] [NORDSON HOLDINGS S.à r.l. & CO. KG, a corporation organized and existing under the laws of Germany] (herein called the “Issuer”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ [DOLLARS][EUROS] [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes at the Default Rate (as defined below)), from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and Swap Breakage Amount, and, to the extent permitted by applicable law, any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.
    A-1

Payments of principal of, interest on and any Yield-Maintenance Amount and Swap Breakage Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in [lawful money of the United States of America][the single currency of the European Union].
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of _____, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, herein called the “Agreement”), among the Issuer, [Nordson Corporation/Nordson Holdings S.à r.l. & Co. KG], on the one hand, and NYL Investors LLC (as successor in interest to New York Life Investment Management LLC), the Purchasers executing and delivering a Confirmation of Acceptance and each NYLIM Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.
The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified above. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.
[Payment of the principal of, and interest and Yield-Maintenance Amount and Swap Breakage Amount, if any, and all other amounts due under the Agreement, is guaranteed pursuant to the terms of a Parent Guaranty dated as of the date hereof by the Parent Guarantor.]
The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

    A-2

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

[NORDSON CORPORATION

By:
Title:

NORDSON HOLDINGS S.à r.l. & Co. KG

By:
Title:    ]

    A-3

EXHIBIT A-1
[FORM OF FLOATING RATE NOTE]

[NORDSON CORPORATION]
[NORDSON HOLDINGS S.à r.l. & CO. KG]

FLOATING RATE SENIOR SERIES ___ NOTE DUE _____________
No.
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
FLOATING RATE MARGIN:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
PPN______________

FOR VALUE RECEIVED, the undersigned, [NORDSON CORPORATION, a corporation organized and existing under the laws of the State of Ohio] [NORDSON HOLDINGS S.à r.l. & CO. KG, a corporation organized and existing under the laws of Germany] (herein called the “Issuer”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,]1 with interest (computed on the basis of the actual number of days elapsed and a 360-day year) (a) on the unpaid balance thereof a floating rate equal to Adjusted LIBOR Rate from the date hereof, (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes at the Default Rate (as defined below)), from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of LIBOR Breakage Amount and Prepayment Premium and, to the extent permitted by applicable law, any overdue payment of interest, payable on each Interest Payment Date specified above (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% per annum above the then applicable Adjusted LIBOR Rate or
1 NYL to confirm payment terms.

(b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.
Payments of principal of, interest on and any LIBOR Breakage Amount and Prepayment Premium payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in lawful money of the United States of America.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of October 29, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, herein called the “Agreement”), among the Issuer and [Nordson Corporation/Nordson Holdings S.à r.l. & Co. KG], on the one hand, and NYL Investors LLC (as successor in interest to New York Life Investment Management LLC), the Purchasers executing and delivering a Confirmation of Acceptance and each NYLIM Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.
[The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified above.] This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.
[Payment of the principal of, and interest and Prepayment Premium and LIBOR Breakage Amount, if any, and all other amounts due under the Agreement, is guaranteed pursuant to the terms of a Parent Guaranty dated as of the date hereof by the Parent Guarantor.]
The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).
[NORDSON CORPORATION

By:
Title:

NORDSON HOLDINGS S.à r.l. & Co. KG

By:
Title:

EXHIBIT B
[FORM OF DISBURSEMENT DIRECTION LETTER]

[On Company/Nordson Holdings Letterhead - place on one page]

[DATE]

[Names and Addresses of
Purchasers]
Re:    _______% Series ______ Senior Notes due _______________ (the “Notes”)
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Note Purchase and Private Shelf Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Agreement”), dated October 29, 2020, among Nordson Corporation, an Ohio corporation (the “Company”), Nordson Holdings S.à r.l. & Co. KG, a German corporation (“Nordson Holdings”), NYL Investors LLC (as successor in interest to New York Life Investment Management LLC), and you. Capitalized terms used herein shall have the meanings assigned to such terms in the Note Agreement.
You are hereby irrevocably authorized and directed to disburse the $___,000,000 purchase price of the Notes by wire transfer of immediately available funds to [bank name and address], ABA #______________, for credit to the account of [Nordson Corporation][Nordson Holdings S.à r.l. & Co. KG], account no. _____________.
To confirm the wire instructions set forth in the immediately preceding paragraph, you may contact the person(s) listed in the table below at the contact telephone number set forth opposite each such person’s name.

Contact Name for Confirmation of Wire Instructions	Contact Telephone Number for Confirmation of Wire Instructions

Disbursement when so made shall constitute payment in full of the purchase price of the Notes and shall be without liability of any kind whatsoever to you.
    B-1

Very truly yours,

[NORDSON CORPORATION

By:
Title:

NORDSON HOLDINGS S.à r.l. & Co. KG

By:
Title:        ]

    B-2

EXHIBIT C
[FORM OF REQUEST FOR PURCHASE]

NORDSON CORPORATION
NORDSON HOLDINGS S.à r.l. & CO. KG
REQUEST FOR PURCHASE

Reference is made to the Second Amended and Restated Note Purchase and Private Shelf Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of October 29, 2020, among Nordson Corporation, an Ohio corporation (the “Company”) and Nordson Holdings S.à r.l. & Co. KG, a German corporation (“Nordson Holdings”), on the one hand, and NYL Investors LLC (as successor in interest to New York Life Investment Management LLC) (“NYLIM”), and each NYLIM Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.
Pursuant to Paragraph 2D of the Agreement, [the Company/Nordson Holdings] hereby makes the following Request for Purchase:
1.    Issuer: [the Company/Nordson Holdings]
2.    Currency: [Dollars/Euros]
3.    Aggregate principal amount of the Notes covered hereby (the “Notes”) $__________2,3
4. [Fixed/Floating] Interest Rate
[For Floating Rate Notes Only: 1/3/6 month LIBOR and interest periods]
5. Individual specifications of the Notes:

Principal
	Final	Prepayment	Interest
Principal	Maturity	Dates and	Payment
Amount	Date	Amounts	Period[4]
4
2 Minimum principal amount of $10,000,000 (or the Dollar Equivalent in Euros).
3 Not to exceed the Available Floating Rate Sublimit Amount after giving effect to such issuance.
4 Specify quarterly or semiannually in arrears (for Fixed Rate Notes) or monthly, quarterly or semi-annually (for Floating Rate Notes)
    C-1

6.    Use of proceeds of the Notes:
7.    Proposed day for the closing of the purchase and sale of the Notes:
8.    The purchase price of the Notes is to be transferred to:
Name, Address
and ABA Routing    Number of
Number of Bank    Account

9.    The undersigned certifies (a) that the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for Purchase, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.
10.    The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.
Dated:
NORDSON CORPORATION

By:

Authorized Officer

[NORDSON HOLDINGS S.à r.l. & CO. KG

By:
Authorized Officer]

    C-2

EXHIBIT D
[FORM OF CONFIRMATION OF ACCEPTANCE]

NORDSON CORPORATION
NORDSON HOLDINGS S.à r.l. & CO. KG
CONFIRMATION OF ACCEPTANCE
Reference is made to the Second Amended and Restated Note Purchase and Private Shelf Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of October 29, 2020 among Nordson Corporation (the “Company”) and Nordson Holdings S.à r.l. & Co. KG, a German corporation (“Nordson Holdings”), on the one hand, and NYL Investors LLC (as successor in interest to New York Life Investment Management LLC) (“NYLIM”), and each NYLIM Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.
NYLIM or the NYLIM Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2E and 2G of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.
Pursuant to paragraph 2F of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:
I.    Accepted Notes: Aggregate principal amount [$][€]__________________ issued by [the Company/Nordson Holdings]

(A)    (a) Name of Purchaser:
    (b) Principal amount:
    (c) Final maturity date:
    (d) Principal prepayment dates and amounts:
    (e) [Interest rate: ____]/[Floating Rate Margin: ____]
    (f) Interest payment [and LIBOR] period:
    (g) Payment and notice instructions: As set forth on attached Purchaser Schedule
    (h) [For Floating Rate Notes] [Call Option (including Prepayment Premium)]

(B)    (a) Name of Purchaser:
    (b) Principal amount:
    (c) Final maturity date:
    (d) Principal prepayment dates and amounts:
    (e) [Interest rate: ____]/[Floating Rate Margin: ____]
    (f) Interest payment [and LIBOR] period:
    D-1

    (g) Payment and notice instructions: As set forth on attached Purchaser Schedule
    (h) [For Floating Rate Notes] [Call Option (including Prepayment Premium)]

    [(C), (D)    same information as above.]
II.    Closing Day:
III.    Issuance Fee:
Dated:
NORDSON CORPORATION

By:
Title:
[NORDSON HOLDINGS S.à r.l. & CO. KG

By:
Title:    ]

[NYLIM AFFILIATE]

By:
Vice President

    D-2

EXHIBIT E-1
[FORM OF OPINION OF COMPANY’S U.S. COUNSEL – SHELF NOTES]

[Letterhead of Taft Stettinius & Hollister LLP]
[Date of Closing]
[List Purchasers]
__________________________
__________________________
__________________________
__________________________
Ladies and Gentlemen:
We have acted as counsel for Nordson Corporation (the “Company”) in connection with the Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of October 29, 2020, among the Company and Nordson Holdings S.à r.l. & Co. KG, a German corporation (“Nordson Holdings”), on one hand, and NYL Investors LLC (as successor in interest to New York Life Investment Management LLC), and each NYLIM Affiliate which becomes a party thereto, on the other hand (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note Agreement”), pursuant to which the Company has issued to you today the _____% Series ___ Senior Notes due __________, ____ of the Company in the aggregate principal amount of $___________ (the “Notes”). All terms used herein that are defined in the Note Agreement have the respective meanings specified in the Note Agreement. This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3C of the Note Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.
In this connection, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established; nothing, however, has come to our attention to cause us to believe that any such factual matters are untrue. With respect to the opinion expressed in paragraph 3 below, we have also relied upon the representation made by each of you in paragraph 9A of the Note Agreement.
Based on the foregoing, it is our opinion that:

1.    The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio. The Company has all requisite corporate power to conduct its business as currently conducted and as currently proposed to be conducted.
2.    The Company has all requisite corporate power to execute, deliver and perform its obligations under the Note Agreement, [the Parent Guaranty] and the Notes. The Note Agreement, [the Parent Guaranty] and the Notes have been duly authorized by all requisite corporate action on the part of the Company and duly executed and delivered by authorized officers of the Company, and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.    It is not necessary in connection with the offering, issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.
4.    The extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
5.    The execution and delivery of the Note Agreement, [the Parent Guaranty] and the Notes, the offering, issuance and sale of the Notes and fulfillment of and compliance with the respective provisions of the Note Agreement, [the Parent Guaranty] and the Notes do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company [or any of its Subsidiaries] pursuant to, or require any authorization, consent, approval, exemption or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the charter or by-laws of the Company [or any of its Subsidiaries], any applicable law (including any securities or Blue Sky law), statute, rule or regulation or (insofar as is known to us after having made due inquiry with respect thereto) any agreement, instrument, order, judgment or decree to which the Company [or any of its Subsidiaries] is a party or otherwise subject.
6.    The Company is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (b) a “holding company” of a “public utility company” of an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.

7.    To our knowledge, there are no actions, suits or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental authority either (i) with respect to the Note Agreement, [the Parent Guaranty] or the Notes or (ii) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
[Customary assumptions and qualifications]
We acknowledge that the Company has requested that this opinion letter be rendered to each of you and to any Transferee, that this opinion letter is rendered with the intention that each of you and any Transferee may rely on this opinion letter, and that each of you and any Transferee may rely on this opinion letter.
Very truly yours,

EXHIBIT E-2
[FORM OF OPINION OF NORDSON HOLDING’S GERMAN COUNSEL – SHELF NOTES]

The following opinions are to be provided by German special counsel for Nordson Holdings, subject to customary assumptions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Note Purchase Agreement.
1.Nordson Holdings is a company duly organized and validly existing under the laws of Germany and has the corporate power and authority to conduct its business as currently conducted and currently proposed to be conducted, to execute and deliver the Note Purchase Agreement and the Notes and to perform the provisions thereof.
2.The Note Purchase Agreement has been duly authorized, executed and delivered by Nordson Holdings and constitutes a legal, valid and binding agreement of Nordson Holdings, enforceable against Nordson Holdings in accordance with its terms.
3.The Notes being purchased by you at the Closing have been duly authorized, executed and delivered by Nordson Holdings and constitute legal, valid and binding obligations of Nordson Holdings, enforceable against Nordson Holdings in accordance with their terms.
4.No consent, approval or authorization of, or registration, filing or declaration with, any governmental authority by Nordson Holdings is required in connection with the execution, delivery or performance by Nordson Holdings of the Note Purchase Agreement or the Notes.
5.The execution, delivery and performance by Nordson Holdings of the Note Purchase Agreement and the Notes does not and will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of Nordson Holdings or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, by-laws or other constituent document or any other agreement or instrument to which Nordson Holdings or any Subsidiary is bound or by which Nordson Holdings or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to Nordson Holdings or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Nordson Holdings or any Subsidiary.
6.No actions, suits or proceedings are pending, or to the knowledge of such counsel threatened, against or affecting Nordson Holdings or any Subsidiary or any property of Nordson Holdings or any Subsidiary in any court or before any arbitrator of any kind or before or by any governmental authority, except actions, suits or proceedings which (a) individually do not in any manner draw into question the validity of the Note Purchase Agreement or the Notes and (b) in
    E-1

the aggregate, if adversely determined, could not be reasonably expected to have a Material Adverse Effect.
7.No liability for any Tax directly or indirectly imposed, assessed, levied or collected by or for the account of any Governmental Authority in or of Germany will be incurred by you or by Nordson Holdings as a result of the execution or delivery of the Note Purchase Agreement or the Notes, or the transfer of any Note, or, assuming you are resident in the United States and are not engaged in business in Germany, as a result of the performance or enforcement of the Note Purchase Agreement or the Notes.
8.Assuming you do not otherwise have a presence in Germany, you will not be deemed to be domiciled or resident in Germany for tax purposes or carrying on business in Germany solely by reason of the making and performance or enforcement of the Note Purchase Agreement or the Notes or the holding of Notes.
9.A final judgment properly obtained in any court of the State of New York or any federal court in the United States of America located in the Borough of Manhattan, The City of New York, in respect of any suit, action or proceeding arising out of or relating to the Note Purchase Agreement or the Notes will be given conclusive effect by the courts in Germany without reexamination of the substantive matters thereby adjudicated.
10.The choice of law of the State of New York as the governing law of the Note Purchase Agreement and the Notes is a valid choice of law. In addition, the submission to the jurisdiction of any court of the State of New York or any federal court in the United States of America located in the Borough of Manhattan, The City of New York, by the Company in the Note Purchase Agreement is valid and binding on Nordson Holdings. Nordson Holdings’ consent to service of process and appointment of an agent for delivery of service of process as set forth in the Note Purchase Agreement are valid and effective under German law. Delivery of a notice of service to such agent will constitute valid personal service on Nordson Holdings.
11.To ensure the legality, validity, enforceability or admissibility in evidence of the Note Purchase Agreement or the Notes it is not necessary that such documents be filed or recorded with any governmental authority in Germany.
12.Neither the Note Purchase Agreement nor the Notes contain any provision which is contrary to public policy in Germany.
13.It is not necessary under the laws of Germany in order to enable any Person to enforce its rights under the Note Purchase Agreement or the Notes that such Person be licensed, qualified or otherwise entitled to carry on business in Germany.
14.The Company is subject to the relevant commercial law and civil law of Germany, and is generally subject to suit, and neither the Company nor any of its properties enjoys any right of immunity from any judicial proceedings.
    E-2

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE

NORDSON CORPORATION
NORDSON HOLDINGS S.à r.l. & CO. KG

For Fiscal Quarter ended __________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:
(1)    I am the duly elected [CEO/CFO/Treasurer] of NORDSON CORPORATION, an Ohio corporation (“Nordson”);
(2)    I am familiar with the terms of that certain Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of October 29, 2020, among Nordson, Nordson Holdings S.à r.l. & Co. KG, a German corporation (“Nordson Holdings”), NYL Investors LLC (as successor in interest to New York Life Investment Management LLC) and the NYLIM Affiliates (as the same may from time to time be amended, restated or otherwise modified, the “Agreement”, the terms defined therein being used herein as therein defined), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Nordson and its Subsidiaries during the accounting period covered by the attached financial statements;
(3)    The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, as at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;
(4)    Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 6A of the Credit Agreement, which calculations show compliance with the terms thereof and a calculation of Consolidated Total Assets.
IN WITNESS WHEREOF, I have signed this certificate the ___ day of ___, 20__.

NORDSON CORPORATION By:____________________________ Name: _________________ Title: _________________

    F-1

EXHIBIT G
FORM OF PARENT GUARANTY
PARENT GUARANTY
PARENT GUARANTY dated as of [ ], 20[ ], by Nordson Corporation, an Ohio corporation (“Guarantor”), in favor of [Purchasers] (the “Holders”) together with all notes delivered in substitution or exchange for any of said notes pursuant to the Note Purchase Agreement referred to below, the “Notes”), issued by Nordson Holdings S.à r.l. & Co. KG, a German corporation (“Nordson Holdings”) in an initial aggregate principal amount of [ ] pursuant to the Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of October 29, 2020, among Nordson, Nordson Holdings, NYL Investors LLC (as successor in interest to New York Life Investment Management LLC) and the NYLIM Affiliates (as the same may from time to time be amended, restated or otherwise modified, the “Note Purchase Agreement”).
SECTION 1.    Definitions. Terms defined in the Note Purchase Agreement are used herein as defined therein.
SECTION 2. Guaranty. The Guarantor unconditionally and irrevocably guarantees to the Holders the due, prompt and complete payment by Nordson Holdings of the principal of, Yield-Maintenance Amount, if any, LIBOR Breakage Amount, if any, Prepayment Premium, if any, Swap Breakage Amount, if any, and interest on, and each other amount due under, the Notes or the Note Purchase Agreement, when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by declaration or otherwise) in accordance with the terms of the Notes and the Note Purchase Agreement (the Notes and the Note Purchase Agreement being sometimes hereinafter collectively referred to as the “Note Documents” and the amounts payable by Nordson Holdings under the Note Documents, and all other monetary obligations of Nordson Holdings thereunder, being sometimes collectively hereinafter referred to as the “Obligations”). This Guaranty is a guaranty of payment and not just of collectibility and is in no way conditioned or contingent upon any attempt to collect from Nordson Holdings or upon any other event, contingency or circumstance whatsoever. If for any reason whatsoever Nordson Holdings shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable, the Guarantor, without demand, presentment, protest or notice of any kind, will forthwith pay or cause to be paid such amounts to the Holders under the terms of such Note Documents, at the place specified in the Note Purchase Agreement, or perform or comply with the same or cause the same to be performed or complied with, together with interest (to the extent provided for under such Note Documents) on any amount due and owing from Nordson Holdings. The Guarantor, promptly after demand, will pay to the Holders the reasonable costs and expenses of collecting such amounts or otherwise enforcing this Guaranty, including, without limitation, the reasonable fees and expenses of counsel.

SECTION 3. Guarantor’s Obligations Unconditional. The obligations of the Guarantor under this Guaranty shall be primary, absolute and unconditional obligations of the Guarantor, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim the Guarantor or any other person may have against Nordson Holdings or any other person, and to the full extent permitted by applicable law shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor or Nordson Holdings shall have any knowledge or notice thereof), including:
(a)    any termination, amendment or modification of or deletion from or addition or supplement to or other change in any of the Note Documents or any other instrument or agreement applicable to any of the parties to any of the Note Documents;
(b)    any furnishing or acceptance of any security, or any release of any security, for the Obligations, or the failure of any security or the failure of any person to perfect any interest in any collateral;
(c)    any failure, omission or delay on the part of Nordson Holdings to conform or comply with any term of any of the Note Documents or any other instrument or agreement referred to in paragraph (a) above, including, without limitation, failure to give notice to the Guarantor of the occurrence of a “Default” or an “Event of Default” under any Note Document;
(d)    any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Note Document, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of any of the Note Documents or any other instrument or agreement referred to in paragraph (a) above or any obligation or liability of Nordson Holdings, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any such instrument or agreement or any such obligation or liability;
(e)    any failure, omission or delay on the part of any of the Holders to enforce, assert or exercise any right, power or remedy conferred on such Holder in this Guaranty, or any such failure, omission or delay on the part of such Holder in connection with any Note Document, or any other action on the part of such Holder;
(f)    any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to Nordson Holdings, the Guarantor or to any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;
(g)    any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the Note Documents or any other agreement or instrument referred to in paragraph (a) above or any term hereof;

(h)    any merger or consolidation of Nordson Holdings or the Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of Nordson Holdings or the Guarantor to any other person;
(i)    any change in the ownership of any shares of capital stock of Nordson Holdings or any change in the corporate relationship between Nordson Holdings and the Guarantor, or any termination of such relationship;
(j)    any release or discharge, by operation of law, of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; or
(k)    any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Guarantor.
SECTION 4. Full Recourse Obligations. The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties.
SECTION 5. Waiver. The Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in Section 3, (b) notice to the Guarantor of the incurrence of any of the Obligations, notice to the Guarantor or Nordson Holdings of any breach or default by Nordson Holdings with respect to any of the Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of the Holders against the Guarantor, (c) presentment to or demand of payment from Nordson Holdings or the Guarantor with respect to any amount due under any Note Document or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion or exercise by any of the Holders of any right, power, privilege or remedy conferred in the Note Purchase Agreement or any other Note Document or otherwise, (e) any requirement of diligence on the part of any of the Holders, (f) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any Note Document, (g) any notice of any sale, transfer or other disposition by any of the Holders of any right, title to or interest in the Note Purchase Agreement or in any other Note Document and (h) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against the Guarantor.
SECTION 6. Subrogation, Contribution, Reimbursement or Indemnity. Until one year and one day after all Obligations have been indefeasibly paid in full, the Guarantor agrees not to take any action pursuant to any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code, as amended, including section 509 thereof, under common law or otherwise) of any of the Holders against the Company or against any collateral security or guaranty or right of offset held by the Holders for the payment of the Obligations. Until one year and one day after all Obligations have been indefeasibly paid in full, the Guarantor agrees not to take any action pursuant to any contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Company which may have arisen in connection with this Guaranty. So long as the Obligations remain, if any amount shall be paid by or on behalf of the Company to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Holders (duly endorsed by the Guarantor to the Holders, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Holders may determine. The provisions of this paragraph shall survive the term of this Guaranty and the payment in full of the Obligations.
SECTION 7. Effect of Bankruptcy Proceedings, etc. This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to any of the Holders pursuant to the terms of the Note Purchase Agreement or any other Note Document is rescinded or must otherwise be restored or returned by the Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Nordson Holdings or any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Nordson Holdings or other person or any substantial part of its property, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented by reason of the pendency against Nordson Holdings or any other person of a case or proceeding under a bankruptcy or insolvency law, the Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the maturity of the principal amount of the Notes and all other Obligations shall be deemed to have been accelerated with the same effect as if any Holder had accelerated the same in accordance with the terms of the Note Purchase Agreement or other applicable Note Document, and the Guarantor shall forthwith pay such principal amount, Yield-Maintenance Amount, if any, LIBOR Breakage Amount, if any, Prepayment Premium, if any, Swap Breakage Amount, if any, and interest thereon and any other amounts guaranteed hereunder without further notice or demand.
SECTION 8. Term of Agreement. This Guaranty and all guaranties, covenants and agreements of the Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Obligations shall be paid and performed in full and all of the agreements of the Guarantor hereunder shall be duly paid and performed in full.
SECTION 9. Notices. All notices and communications provided for hereunder shall be in writing and sent by first class mail or nationwide overnight delivery service (with charges prepaid). Any such notice must be sent to the address specified in the Note Purchase Agreement, or in each case at such other address as Nordson Holdings, any Holder or the Guarantor shall from time to time designate in writing to the other parties. Any notice so addressed shall be deemed to be given when actually received.
SECTION 10. Survival. All warranties, representations and covenants made by the Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by any of the

Holders. All statements in any such certificate or other instrument shall constitute warranties and representations by such Guarantor hereunder.
SECTION 11. Submission to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, GUARANTOR HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AS SET FORTH IN SECTION 9, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT GUARANTOR HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY. GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY.
SECTION 12. Miscellaneous. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect. The terms of this Guaranty shall be binding upon, and inure to the benefit of, the Guarantor and the Holders and their respective successors and assigns. No term or provision of this Guaranty may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Guarantor and the Required Holders. The section and paragraph headings in this Guaranty and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Guaranty. This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York (excluding any conflicts of law rules which would otherwise cause this Guaranty to be construed or enforced in accordance with, or the rights of the parties to be governed by, the laws of any other jurisdiction.
IN WITNESS WHEREOF, this Guaranty has been duly executed by the Guarantor as of the day and year first above written.

NORDSON CORPORATION

By:
Name:
Title:

SCHEDULE 10A(II)
SWAP DESCRIPTION

Trade Date:
FX (USD:GBP)
Swap Effective Date
Swap Termination Date
GBP Notional
USD Notional
Amortization Schedule
GBP Leg
GBP Fixed Leg Payers	(the “Purchaser”)
Coupon
Payment Dates
Day Count Basis
Business Days
USD Leg
USD Fixed Leg Payer	Bank Counterparty
Coupon
Payment Dates
Day Count Basis
Business Days
Initial and Final Exchanges
Swap Effective Date	Bank Counterparty pays the Purchaser
Purchaser pays Bank Counterparty
Swap Termination Date	Bank Counterparty pays Purchaser
Purchaser pays Bank Counterparty